Exhibit 10.28

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

EXECUTION COPY

LICENSE AGREEMENT

between

AMBIT BIOSCIENCES CORPORATION

and

BRISTOL-MYERS SQUIBB COMPANY

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of October 2, 2007 (the “Effective Date”), by and between Bristol-Myers Squibb Company, a Delaware corporation headquartered at 345 Park Avenue, New York, New York 10154 (“BMS”), and Ambit Biosciences Corporation, a Delaware corporation, having its principal office at 4215 Sorrento Valley Boulevard, San Diego, CA 92121 (“Ambit”). BMS and Ambit are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BMS Controls (as defined below) certain patent rights and know-how rights with respect to the Licensed Compounds (as defined below); and

WHEREAS, Ambit desires to obtain from BMS the licenses set forth herein, and BMS desires to grant such licenses to Ambit, all on the terms and conditions set forth in this Agreement;

WHEREAS, BMS and Ambit are entering into a License and Profiling Services Agreement (as defined below) concurrently with this Agreement; and

WHEREAS, BMS and Ambit are entering into an Amended and Restated License Agreement (as defined below) concurrently with this Agreement.

NOW, THEREFORE in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “AAA” has the meaning set forth in Section 14.2.

1.2 “Act” means the United States Food, Drug and Cosmetic Act, as amended.

1.3 “Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the voting securities with the power to direct the management and policies of such entity.

1.4 “Agreement” means this Agreement, together with all Appendices attached hereto, as the same may be amended or supplemented from time to time.

1.5 “Amended and Restated License Agreement” means the agreement entitled Amended and Restated License Agreement which is entered into by Ambit and BMS concurrently with this Agreement.

1.6 “Approval” means, with respect to any Licensed Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use and sale of the Licensed Product in such jurisdiction in accordance with applicable Laws, including receipt of pricing and reimbursement approvals, where applicable.

1.7 “Blended Rate” means […***…], expressed as a percentage.

1.8 “BMS Core Patent Rights” means the patent applications and patents that are listed in Part I of Appendix 1 hereto, and (a) any patent application that claims or is entitled to claim priority to any of the patents and patent applications listed in Part I of Appendix 1 hereto (including any divisional, continuation, or continuation-in-part patent application, but only with respect to and to the extent that the claims thereof are entitled to claim priority to a patent or patent application listed in Part I of Appendix 1), and foreign counterparts thereof (but in each case, only with respect to claims in such application or foreign counterparts thereof that cover subject matter within the scope of the claims in the patent applications listed in Part I of Appendix 1 hereto), and (b) all patents issuing on any of the foregoing patent applications in clause (a) above, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof (but in each case, only with respect to claims in such patents or foreign counterparts thereof that cover subject matter within the scope of the claims in the patent applications listed in Part I of Appendix 1 hereto).

1.9 “BMS Know-How” means all technical information and know-how known to and Controlled by BMS as of the Effective Date (including, without limitation, all biological, chemical, pharmacological, toxicological, clinical, manufacturing assay and related data, know-how and trade secrets) that is reasonably necessary for the Development or Commercialization of the Licensed Compounds and/or Licensed Products. BMS Know-How shall not include information and know-how that is acquired or developed by BMS after the Effective Date.

1.10 “BMS Other Patent Rights” means the patents and patent applications which are listed in Part II of Appendix 1 hereto, and (a) any patent application that claims priority to any of the patents and patent applications listed in Part II of Appendix 1 hereto (including any divisional, continuation, or continuation-in-part patent application), and foreign counterparts thereof (but in each case, only with respect to claims in such application or foreign counterparts thereof that cover subject matter within the scope of the claims in the patents and patent applications listed in Part II of Appendix 1 hereto), and (b) all patents issuing on any of the foregoing patent applications which are listed in Part II of Appendix 1 hereto or any of the foregoing patent applications in clause (a) above, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof (but in each case, only with respect to claims in such patents or foreign counterparts thereof that cover subject matter within the scope of the claims in the patents and patent applications listed in Part II of Appendix 1 hereto).

1.11 “BMS Patent Rights” means the BMS Core Patent Rights and the BMS Other Patent Rights.

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1.12 “Business Day” or “business day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York are authorized or obligated by applicable Laws to close.

1.13 “Calendar Quarter” means the respective periods of three  consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.14 “Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

1.15 “Collaboration and Profiling Services Agreement” shall mean the agreement entitled Collaboration and Profiling Services Agreement with an effective December 9, 2005 between the Parties.

1.16 “Combination Product” means […***…], except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

1.17 “Commercialization” or “Commercialize” means activities directed to commercially manufacturing, obtaining pricing and reimbursement approvals, […***…], marketing, promoting, distributing, importing or selling a pharmaceutical product.

1.18 “Commercially Reasonable Efforts” means, with respect to Licensed Compounds and Licensed Products the carrying out of Development or Commercialization activities in a diligent and sustained manner using the efforts that a company within the bio-pharmaceutical industry would devote to a product of similar market potential, profit potential or strategic value that is not subject to royalties or other Third Party rights, in all of the foregoing cases based on conditions then prevailing, taking into account the following: issues of safety and efficacy, product labeling or anticipated labeling, present and future market potential, competitiveness of the market, profitability of the applicable product, regulatory environment, and the patent or other proprietary position, manufacturing and development costs, and without regard to any other compound to which such Party or any of its Affiliates may have access. Without limiting the foregoing, Commercially Reasonable Efforts requires that a Party: (i) promptly assign responsibility for such Development and Commercialization activities to specific employees, contractors, agents, Affiliates or Sublicensees, as applicable, who are held accountable for progress and monitor such progress on an on-going basis, (ii) set and consistently seek to achieve specific and meaningful objectives and timelines for carrying out such Development and Commercialization activities, (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives and timelines, and (iv) employ compensation systems for its employees that are consistent with the compensation systems such Party customarily applies to its other programs, in order to reasonably incentivize such employees to achieve such objectives.

1.19 “Confidential Information” means all trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical or biological materials, assays, techniques, marketing plans, strategies, customer lists, or other information that has been created, discovered, or developed by a Party, or has otherwise become known to a Party, or to which rights have been assigned to a Party, as well as any other information and materials that are deemed confidential or proprietary to or by a Party (including, without limitation, all information and materials of a Party’s customers and any other Third Party and their consultants), in each case that are disclosed by such Party to the other Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party in oral, written, graphic, or electronic form.

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1.20 “Controlled” or “Controls”, when used in reference to intellectual property, means the legal authority or right of a Party hereto (or any of its Affiliates) to grant a license or sublicense of intellectual property rights to another Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.21 “Cover,” “Covered” or “Covering” means, with respect to patent rights, that the making, using, importation, offer for sale or sale of an invention claimed in such patent rights or the conducting of an activity, in the absence of a license under such patent rights, would infringe at least one Valid Claim of such patent rights whether present in an issued patent or in a patent application if it issued as a patent containing such claim.

1.22 “Development” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority, including, without limitation, […***…]. When used as a verb, “Develop” means to engage in Development.

1.23 “Development Plan” means, with respect to any Licensed Product, a comprehensive, multiyear plan specifying the anticipated timing and technical details of Development activities for such Licensed Product, including without limitation […***…]. An outline of the initial Development Plan as of the Effective Date is attached hereto as Appendix 2.

1.24 “Dollar” or “$” means the lawful currency of the United States.

1.25 “Effective Date” means the date specified in the initial paragraph of this Agreement.

1.26 “EMEA” means the European Agency for the Evaluation of Medicinal Products, or any successor agency thereto.

1.27 “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto, and which, as of the Effective Date, consists of Austria, Belgium, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

1.28 “Europe” means the countries comprising the European Union as it may be constituted from time to time, together with those additional countries included in the European Economic Area as it may be constituted from time to time (which as of the Effective Date includes Iceland, Liechtenstein and Norway), Albania, Andorra, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Holy See (Vatican), Macedonia, Moldova, Monaco, Poland, Romania, Russian Federation, San Marino, Serbia and Montenegro, Switzerland, Turkey, Ukraine, other central and eastern European markets including former Soviet block and USSR countries, and any successors to, or new countries created from, any of the foregoing.

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1.29 “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.30 “Field” means […***…].

1.31 “First Commercial Sale” means, with respect to any Product, the first sale for use or consumption by the general public of such Product in any country in the Territory after Approval of such Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country.

1.32 “GAAP” means generally accepted accounting principles in the United States.

1.33 “Generic Product” means any pharmaceutical product containing as an active ingredient a Licensed Compound (or any salt, solvate, crystalline or noncrystalline form of such Licensed Compound) that is also contained in a Licensed Product, and which pharmaceutical product is sold in the same country as such Licensed Product by any Third Party that is not a Sublicensee of Ambit or its Affiliates.

1.34 “IND” means an Investigational New Drug Application, as defined in the Act, filed with the FDA or its foreign counterparts.

1.35 “Indemnification Claim” has the meaning set forth in Section 12.3.

1.36 “Indemnitee” has the meaning set forth in Section 12.3.

1.37 “Indemnitor” has the meaning set forth in Section 12.3.

1.38 “Independent Evaluator” means an independent certified public accounting firm or investment bank of nationally recognized standing, which is not at the time of the evaluation in Section 3.1 providing auditing or consulting services to either party, which is selected by Ambit and as to which BMS has no reasonable objection. BMS may reject a proposed Independent Evaluator selected by Ambit only by written notice stating the reasons for rejection to Ambit given within five (5) business days after Ambit notifies BMS of the identity of the proposed Independent Evaluator.

1.39 “JNDA” means a New Drug Application filed with the Koseisho required for marketing approval for the applicable Licensed Product in Japan.

1.40 “JNDA Approval” means the approval of a JNDA by the Koseisho for the applicable Licensed Product in Japan.

1.41 “Koseisho” means the Japanese Ministry of Health and Welfare, or any successor agency thereto.

1.42 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign.

1.43 “License and Profiling Services Agreement” means the agreement entitled License and Profiling Services Agreement which is entered into by Ambit and BMS concurrently with this Agreement.

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1.44 “License” has the meaning set forth in Section 2.2(a). “License” also refers to the corresponding arrangement for the grant by Ambit of rights back to BMS with respect to one or more Licensed Compound(s) and Product(s) pursuant to Article 3.

1.45 “Licensed Compounds” means:

(a) […***…];

(b) […***…].

1.46 “Licensed Product” means any product containing a Licensed Compound (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms.

1.47 “Losses and Claims” has the meaning set forth in Section 12.1.

1.48 “MAA Approval” shall be achieved upon receiving Approval for the applicable Licensed Product in any Major European Country.

1.49 “MAA Filing” means filing with the EMEA of a marketing authorization application (“MAA”) for the applicable Licensed Product under the centralized European procedure.

1.50 “Major European Country” means […***…].

1.51 “Major Market Countries” means […***…]. “Major Market Country” means one of these countries.

1.52 “NDA” means a New Drug Application filed with the FDA required for marketing approval for the applicable Licensed Product in the U.S.

1.53 “NDA Approval” means the approval of an NDA by the FDA for the applicable Licensed Product in the U.S.

1.54 “NDA Filing” means the acceptance by the FDA of the filing of an NDA for the applicable Licensed Product.

1.55 “Negotiation Period” has the meaning set forth in Article 3.

1.56 “Net Sales” means, with respect to any Product, the amount billed by a Party, an Affiliate of such Party, or any permitted Sublicensee for sales of such Product to a Third Party less:

(a) discounts (including, without limitation, cash discounts and quantity discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers (a “Discount”); provided however, that where any such Discount is based on sales of a bundled set of products in which such Product is included, the Discount shall be allocated to such Product on a pro rata basis based on the sales value (i.e., the unit average selling price multiplied by the unit volume) of the Product relative to the sales value contributed by the other constituent products in the bundled set, with respect to such sale;

(b) credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Product, including such Product returned in connection with recalls or withdrawals;

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(c) freight out, postage, shipping and insurance charges for delivery of such Product;

(d) taxes or duties levied on, absorbed or otherwise imposed on the sale of such Product, including, without limitation, value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by the Third Party; and

(e) amounts written off by reason of uncollectible debt.

Net Sales shall be determined in accordance with GAAP. In the case of any Combination Product sold in the Territory, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Product if sold separately, and B is the total invoice price of the other active ingredient or ingredients in the Combination Product, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/D, where A is the invoice price of the Product if sold separately, and D is the invoice price of the Combination Product. If neither the Product nor the other active ingredient(s) are sold separately in a given country, the Parties shall determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of the Licensed Compound and each other active ingredient to the Combination Product, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries (giving more weight to allocations made for Major Market Countries than for other countries).

Net Sales shall not include any payments among a Party, its Affiliates and Sublicensees.

1.57 “Notice” has the meaning set forth in Section 3.1.1(a).

1.58 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

1.59 “Phase 1 Trial” means a human clinical trial of a Product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

1.60 “Phase 2 Trial” means a human clinical trial of a Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

1.61 “Phase 2 POC Study” means […***…]. As used herein, […***…] shall mean […***…], and […***…] shall mean […***…].

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1.62 “Phase 3 Trial” means a human clinical trial of a Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Approval of a Product, as described in 21 C.F.R. 312.21(c), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country. For purposes of this Agreement, “start of Phase 3 Trial” for a Product means the first dosing of such Product in a human patient in a Phase 3 Trial.

1.63 “Phase 4 Trial” means a human clinical trial for a Product commenced after receipt of Approval in the country for which such trial is being conducted and that is conducted within the parameters of the Approval for the Product. Phase 4 Trials may include, without limitation, epidemiological studies, modeling and pharmacoeconomic studies, investigator sponsored clinical trials of the Product and post-marketing surveillance studies.

1.64 “Product” has the same meaning as Licensed Product.

1.65 “Regulatory Authority” means any national or supranational governmental authority, including, without limitation, the FDA, EMEA or Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto), that has responsibility in countries in the Territory over the Development and/or Commercialization of Licensed Compounds and Products.

1.66 “Reviewer” has the meaning set forth in Section 11.5.2.

1.67 “Safety Reasons” means […***…].

1.68 “Sublicensee” means any Third Party to whom rights are transferred with respect to any Licensed Compound or Product, including through any license, sublicense, co-development, co-discovery, co-promotion, distribution, joint venture, Development and Commercialization collaboration or similar transaction between a Party (or an Affiliate of a Party) and a Third Party. “Sublicensee” shall also include any Third Party that is a party to a License agreement.

1.69 “Territory” means any country in the world.

1.70 “Third Party” means any Person other than Ambit, BMS and their respective Affiliates.

1.71 “Third Party Term Sheet” has the meaning set forth in Section 3.1.2(b).

1.72 “Title 11” has the meaning set forth in Section 13.8.

1.73 “Trial Data” means […***…].

1.74 “United States” or “U.S.” means the United States of America and its territories and possessions (including, without limitation, Puerto Rico).

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1.75 “Valid Claim” means a claim of (i) an issued and unexpired patent or a supplementary protection certificate, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, or (ii) a pending patent application; provided, however, that if a claim of a pending patent application shall not have issued within five (5) years (or in Japan, seven (7) years) after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim.

ARTICLE 2

LICENSE GRANTS

2.1 BMS Patent Rights and BMS Know-How; Non-Assertion of Certain Patents.

2.1.1 BMS Core Patent Rights and BMS Know-How. Subject to all the terms and conditions set forth in this Agreement (including, without limitation, the reservation of rights in Section 2.5), BMS hereby grants to Ambit a non-transferable (except in accordance with Section 15.4), exclusive license, with the right to sublicense in accordance with Section 2.2, under the BMS Core Patent Rights and BMS Know-How solely to make, use (including in activities directed at the research and Development of Licensed Compounds), have made, sell, have sold, offer to sell, export, import, practice methods to use, and otherwise exploit or Commercialize Licensed Compounds and Licensed Products in the Field in the Territory.

2.1.2 BMS Other Patent Rights. Subject to all the terms and conditions set forth in this Agreement (including, without limitation, the reservation of rights in Section 2.5), BMS hereby grants to Ambit a non-transferable (except in accordance with Section 15.4), non-exclusive license, with the right to sublicense in accordance with Section 2.2, under the BMS Other Patent Rights solely to make, have made, use (including in activities directed at the research and Development of Licensed Compounds), export and import intermediates and starting materials for the manufacture of Licensed Compounds, and to practice methods for the manufacture of Licensed Compounds, and to practice methods for manufacturing such intermediates and starting materials, but only for the purposes of manufacturing, using, importing, exporting, selling, offering for sale and otherwise exploiting or Commercializing Licensed Compounds, in the Field in the Territory. For clarification, no rights are granted to sell or offer to sell any such intermediates or starting materials, or use such intermediates or starting materials for any purpose other than for the purposes of manufacturing Licensed Compounds.

2.1.3 Non-Assertion of Certain Patents. BMS will not assert against Ambit, its Affiliates or Sublicensees solely with respect to the Development or Commercialization of Licensed Compounds and Licensed Products in the Field in the Territory those claims that (i) are included in any patent that (a) is Controlled by BMS during the term of this Agreement, (b) was issued on or before the Effective Date or claims priority to a patent application that was abandoned or pending on the Effective Date, and (c) is not included in the BMS Patent Rights, (ii) Cover a Licensed Compound as a composition of matter, a use of a Licensed Compound in the Field, or a pharmaceutical composition containing a Licensed Compound, or the manufacture of a Licensed Compound and (iii) are reasonably necessary for the Development or Commercialization of Licensed Compounds or Licensed Products; provided that this Section 2.1.3 shall not apply with respect to any patent which is in-licensed by BMS from Third Party for which BMS would incur any payment obligation to a Third Party if such patent were included in this Section 2.1.3, unless and only to the extent that Ambit agrees in writing to fully reimburse BMS or pay directly to such Third Party such payment obligation.

2.1.4 No rights or licenses are granted under this Section 2.1 or under any other provision of this Agreement with respect to any formulation technology of BMS that may be useful but is not reasonably necessary for the Development or Commercialization of any Licensed Compound or Licensed Product or with respect to any compound other than a Licensed Compound. For clarification, no rights are granted under this Section 2.1 or under any other provision of this Agreement to co-formulate or use in combination a Licensed Compound with any compound covered by BMS proprietary rights (as of the Effective Date or in the future) and not licensed hereunder.

2.2 Sublicenses. Ambit shall have the right to grant sublicenses with respect to the rights licensed to Ambit under Sections 2.1.1 and 2.1.2 to any Affiliate of Ambit for so long as such Affiliate remains an Affiliate of Ambit, provided that (i) such Affiliate shall agree in writing to be bound by and subject to the terms and conditions of this Agreement in the same manner and to the same extent as Ambit, (ii) Ambit shall remain responsible for the performance of this Agreement and shall cause such Affiliate to comply with the terms and conditions of this Agreement, and (iii) such sublicense is to make, use (including in activities directed at the research and Development of Licensed Compounds), have made, sell, offer to sell, export and import and otherwise exploit or Commercialize Licensed Compounds and Licensed Products in the Field in the Territory. In addition, Ambit shall have the right to grant (i) sublicenses with respect to the rights licensed to Ambit under Sections 2.1.1 and 2.1.2 to Third Parties provided each such sublicense is to make, use (including in activities directed at the research and Development of Licensed Compounds), have made, sell, offer to sell, export and import and otherwise exploit or Commercialize Licensed Compounds and Licensed Products in the Field in the Territory solely in accordance with this Section 2.2.

(a) Subject to Article 3, Ambit shall only have the right to grant a (sub)license to any Third Party (sub)licensee with respect to the Development or Commercialization of any Licensed Compound or any Licensed Product containing such Licensed Compound (including without limitation any sublicense, co-development, co-promotion or similar arrangement expressly granting such rights) (such arrangement being a “License”) upon […***…]. The foregoing (sub)license limitations shall not limit Ambit’s ability to engage Third Party contractors in the Development, manufacture and/or shipping/warehousing of any Licensed Compound or any Licensed Product containing such Licensed Compound, provided such engagement is essentially a fee-for-service or similar purchase arrangement and does not grant the Third Party contractor the right to sell or promote such Licensed Compound or such Licensed Product. Other than a permitted assignment of this Agreement in accordance with Section 15.4.1, Ambit shall not have the right to enter into any License for any Licensed Compound or any Licensed Product containing such Licensed Compound with a Third Party until after […***…] as set forth above, and then only in accordance with this Section 2.2 and Article 3.

(b) Subject to the foregoing and Article 3, Ambit shall have the right to enter into a License agreement with a Third Party, provided that, to the extent any such License agreement grants rights with respect to any Licensed Compound:

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(i) such License agreement shall refer to this Agreement and shall be subordinate to and consistent with the terms and conditions of this Agreement, and shall not limit Ambit’s ability to fully perform all of its obligations under this Agreement or BMS’ rights under this Agreement;

(ii) in such License agreement, the Sublicensee shall agree in writing to be bound to Ambit by terms and conditions that are substantially similar to, or less favorable to the Sublicensee than, or otherwise allow Ambit to fully perform, the corresponding terms and conditions of this Agreement;

(iii) in such License agreement, BMS shall be made an express third party beneficiary of the Sublicensee’s obligations to Ambit under such License that relate to compliance with the terms and conditions of this Agreement;

(iv) promptly after the execution of such License agreement, Ambit shall provide a copy of such License agreement to BMS, with financial and other commercially sensitive terms redacted,

(v) Ambit shall remain responsible for the performance of this Agreement (including, without limitation, its obligations under Sections 5.1(a) and 6.1), the payment of all payments due, and making reports and keeping books and records, and shall use commercially reasonable efforts to monitor such Sublicensee’s compliance with the terms of such License;

(vi) any sublicense rights granted by Ambit in a License (to the extent such sublicensed rights are granted to Ambit in this Agreement) shall terminate on a country-by-country and Licensed Product-by-Licensed Product basis effective upon the termination under Section 13.2 of the license from BMS to Ambit with respect to such sublicensed rights, provided that such sublicensed rights shall not terminate if, as of the effective date of such termination by BMS under Section 13.2, the Sublicensee is not in material breach of its obligations to Ambit under its License agreement, and within sixty (60) days of such termination the Sublicensee agrees in writing to be bound directly to BMS under a license agreement substantially similar to this Agreement with respect to the rights sublicensed hereunder, substituting such Sublicensee (a “Surviving Sublicensee”) for Ambit, and provided further that (A) such license agreement shall not prejudice any remedy BMS may have against Ambit for the circumstances which were the basis for such termination by BMS; (B) the scope of the rights granted to the Surviving Sublicensee under such license agreement (with respect to licensed activities, Licensed Products and territory) shall be equal to the scope of the rights that had been sublicensed by Ambit to the Surviving Sublicensee pursuant to the License agreement; (C) such license agreement shall not include the provisions of Article 3 or Section 8.1 hereof; (D) Ambit shall no longer be obligated under this Agreement to pay amounts set forth in Sections 8.2 and 8.3 hereof, to the extent such amounts are payable based on the activities of such Surviving Sublicensee, its Affiliates and its sublicensees; and (E) such license agreement shall obligate the Surviving Sublicensee to pay directly to BMS amounts corresponding to those set forth in Sections 8.2 and 8.3 hereof which are payable based on the activities of such Surviving Sublicensee, its Affiliates and its sublicensees; and

(vii) such Sublicensees shall have the right to grant further sublicenses with respect to the Development or Commercialization of Licensed Products, provided that such further sublicenses shall be in accordance with and subject to all of the terms and conditions of this Section 2.2 other than any reference to Article 3 contained therein (i.e., the Sublicensee shall be subject to this Section 2.2 in the same manner and to the same extent as Ambit, but shall not be subject to Article 3).

For purposes of clarification, the preceding provisions of this Section 2.2(b) shall not apply to Licensed Compounds with respect to which Ambit grants BMS a License.

(c) For clarity, where provisions of this Agreement provide that Ambit shall be “solely” responsible or the like with respect to a matter (for example, Sections 5.4, 5.5, or 7.1), it is understood that such responsibilities may be carried out or borne on Ambit’s behalf by a permitted Sublicensee or contractor of Ambit.

(d) It shall be a material breach of this Agreement for Ambit to enter into any License hereunder not in compliance with this Section 2.2.

2.3 No Trademark License. No right or license, express or implied, is granted to Ambit to use any trademark, trade name, trade dress or service mark owned or Controlled by BMS or any of its Affiliates. Ambit, at its sole cost and expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with its activities conducted pursuant to this Agreement, if any, and shall own and control such trademarks.

2.4 No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise. All such licenses and rights are or shall be granted only as expressly provided in this Agreement.

2.5 Retained Rights. All rights not expressly granted under Section 2.1 are reserved by BMS and may be used by BMS for any purpose. Without limiting the foregoing, BMS retains any and all rights under the BMS Patent Rights and BMS Know-How to make, have made, use, sell, have sold, export or import any compounds which are not Licensed Compounds and products not containing any Licensed Compounds. For clarification, BMS retains the exclusive right under the BMS Patent Rights to develop and commercialize compounds within the BMS Patent Rights which are not Licensed Compounds. BMS also expressly reserves and retains the right (i) to make, have made and use Licensed Compounds for any internal research purposes, (ii) to support the filing and prosecution of patent applications, and (iii) to make, have made and use any Licensed Compound solely for use as an intermediate or starting material in the manufacture of any compound which is not a Licensed Compound or a Licensed Product.

ARTICLE 3

BMS RIGHT OF FIRST NEGOTIATION

3.1 BMS Right of First Negotiation.

3.1.1 BMS shall have a right of first negotiation with respect to Licensed Compounds as follows (the “Right of First Negotiation”).

(a)In the event that Ambit desires to enter into a License arrangement with respect to any Licensed Compound, before entering into negotiations with any Third Party with respect to such License, Ambit will notify BMS of its desire and provide BMS with information in Ambit’s possession and control that Ambit reasonably determines is reasonably necessary for BMS to perform its due diligence with respect to such Licensed Compound (including but not limited to information from or relating to clinical studies, correspondence with FDA, information regarding Third Party patents, and information regarding the manufacture, sourcing and cost of goods for the Licensed Compound) (the “Notice”). The content of such information provided to BMS (and/or its consultants) for review shall be no less than the information Ambit may subsequently provide to any Third Party in connection with negotiations with such Third Party regarding a License as set forth in Section 3.1.2. If BMS notifies Ambit in writing of its election to pursue a License for such Licensed Compound within […***…] after BMS’ receipt of such Notice, Ambit shall enter into good faith negotiations with BMS with respect to such License for a period

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of […***…] (the “Negotiation Period”) following receipt of such election from BMS.

(b) During the Negotiation Period, Ambit will provide BMS with an opportunity to make a written proposal of terms and conditions with respect to such a License and Ambit will either accept the proposal or provide a counter offer to BMS. If BMS has not provided Ambit with such a written proposal regarding all principal financial terms of such a License within the first […***…] of the Negotiation Period, the Negotiation Period will terminate. If Ambit and BMS are able to conclude an agreement in principle within the Negotiation Period as set forth in a mutually satisfactory term sheet with respect to such License, the parties shall negotiate a definitive agreement in good faith with the goal of executing such agreement within […***…] thereafter.

(c) If BMS does not elect to pursue a License within the […***…] period set forth above, or if BMS does so elect but Ambit and BMS do not conclude an agreement in principle with respect to such License within the Negotiation Period, or if BMS does not provide Ambit with a written proposal regarding all principal financial terms of such a License within the first […***…] of the Negotiation Period, Ambit will then be free to enter into negotiations with any Third Party regarding a License for such Licensed Compound subject to the provisions set forth below in Section 3.1.2.

3.1.2 Ambit shall not enter into an agreement with any Third Party with respect to such License for a Licensed Compound under terms and conditions Less Favorable to Ambit (as defined below) than the terms last offered to BMS except in accordance with the following procedure.

(a) In the event that Ambit intends to enter into an agreement with a Third Party (based on bona fide arm’s length negotiations with an unaffiliated Third Party), Ambit shall provide BMS with notice and a representation that the terms of such License are not Less Favorable to Ambit than the last offer made by Ambit to BMS. If BMS does not notify Ambit in writing within […***…] after BMS’ receipt of such notice that BMS elects to have Ambit’s representation reviewed (a “Review”), Ambit shall be free to enter into an agreement with such Third Party containing the terms and conditions of the proposed License.

(b) If BMS notifies Ambit in writing within such […***…] period of BMS’ election of a Review, Ambit shall provide an Independent Evaluator with a copy of the term sheet containing the terms and conditions of the proposed License agreement with such Third Party (the “Third Party Term Sheet”) and a copy of the term sheet last offered to BMS by Ambit, and Ambit shall provide BMS with written notice of this event. The Independent Evaluator shall promptly determine whether the terms and conditions of the Third Party Term Sheet are Less Favorable to Ambit than the terms and conditions last offered by Ambit to BMS. In addition, the Independent Evaluator will confirm that the Third Party is a party unaffiliated with Ambit. Within […***…] after Ambit has provided copies of the Third Party Term Sheet and the term sheet last offered to BMS by Ambit, the Independent Evaluator will provide notice to BMS and Ambit regarding its determination, which determination shall be final and binding upon the parties and shall not be subject to appeal or challenge or to any dispute resolution proceeding except in the case where a Party alleges that the other Party acted in bad faith or engaged in willful misconduct in the independent evaluation process by the Independent Evaluator or that the Independent Evaluator did not act in good faith, breached a fiduciary duty or engaged in willful misconduct.

(c)If the Independent Evaluator determines that the offer last made by Ambit to BMS was Less Favorable to Ambit than the Third Party Term Sheet, Ambit will be free to enter into an agreement with such Third Party having the terms and conditions set forth in the Third Party Term Sheet (or terms and conditions more favorable to Ambit than the terms and conditions set forth in the Third Party Term Sheet).

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(d) If the Independent Evaluator determines that the terms and conditions set out in the Third Party Term Sheet are Less Favorable to Ambit than the terms and conditions last offered by Ambit to BMS, Ambit may at its discretion continue its negotiation with the Third Party (with the objective of obtaining terms and conditions which are more favorable to Ambit than the terms and conditions last offered by Ambit to BMS, provided that Ambit shall not enter into an agreement with such Third Party without first following the above procedure with respect to a revised Third Party Term Sheet) or Ambit may offer such terms and conditions set out in the Third Party Term Sheet to BMS (or Ambit may offer terms and conditions financially less favorable to Ambit than those set out in the Third Party Term Sheet). In the event that Ambit makes such offer to BMS, Ambit shall also offer to BMS the same terms with respect to governance and decision-making as set out in the Third Party Term Sheet (or otherwise proposed by Ambit to the Third Party). If Ambit offers such terms and conditions to BMS, BMS will have an additional […***…] to provide Ambit with notice that BMS desires to enter into an agreement with Ambit on substantially the same terms and conditions as set out in the Third Party Term Sheet. If such notice is provided by BMS, the parties will work diligently and in good faith to expeditiously complete such an agreement. If such notice is not provided by BMS within such […***…] period, or, subject to the provisions of Section 3.1.2(f) below, if BMS does provide such notice but, notwithstanding the parties’ good faith efforts, Ambit and BMS do not enter into a definitive written License agreement or a binding letter of intent with respect to a License based on the Third Party Term Sheet within […***…] after BMS provides such notice, Ambit will be free to enter into an agreement with such Third Party having terms and conditions at least as favorable to Ambit as those set out in the Third Party Term Sheet.

(e) The parties will initially share the fees of the Independent Evaluator on an equal (50/50) basis. If the Independent Evaluator determines that the offer last made by Ambit to BMS was Less Favorable to Ambit than the Third Party Term Sheet, then within 30 days after the Independent Evaluator notifies the parties of such determination, BMS will reimburse Ambit for the portion of such fees previously borne by Ambit. If the Independent Evaluator determines that the Third Party Term Sheet is Less Favorable to Ambit than the offer last made by Ambit to BMS, then within 30 days after the Independent Evaluator notifies the parties of such determination, Ambit will reimburse BMS for the portion of such fees previously borne by BMS.

(f) In the event that Ambit has not entered into an agreement with a Third Party with respect to a License within […***…] following the end of a Negotiation Period or at such time that Significant New Clinical Data (defined below) becomes available with respect to the applicable Licensed Compound, then thereafter, if Ambit desires to enter into a License arrangement, before entering into a License with any Third Party, Ambit will first notify BMS of its desire and the procedure described above shall apply again, and Ambit shall provide BMS with a […***…] Negotiation Period, provided that Ambit shall be free to continue negotiations regarding a License with any Third Party (but not initiate any new negotiations with any other Third Party) during any such Negotiation Period after the initial Negotiation Period, but may not enter into a License except as permitted after the termination of such Negotiation Period, and further provided, that BMS shall work diligently and expeditiously to provide a new written proposal and shall not be entitled to the Negotiation Period and process set forth above unless BMS proposes financial terms and conditions for such License that are at least as favorable to Ambit as the terms last proposed to Ambit by BMS.

(g) Upon the initiation of any such Negotiation Period, Ambit shall promptly provide BMS with all information in Ambit’s possession and control that Ambit would provide to any potential Third Party licensee, which would be reasonably necessary for such Third Party licensee to perform its due diligence with respect to such Licensed Compound (including but not limited to redacted information from or relating to clinical studies, correspondence with FDA, information regarding Third Party patents, and information regarding the manufacture, sourcing and cost of goods for the Licensed Compound).

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3.1.3 Any License agreement entered into by Ambit with a Third Party in accordance with the foregoing procedure shall be consistent with the terms and conditions of this Agreement and shall fully enable Ambit to fully perform all of its obligations under the Agreement which will continue in effect.

3.1.4 Certain Definitions. For the purposes of this Article 3, the following capitalized terms shall have the following meanings:

(a) “Less Favorable to Ambit” means, […***…].

(b) “Significant New Clinical Data” means […***…].

ARTICLE 4

TRANSFER OF KNOW-HOW

4.1 Documentation. During the […***…] period following the Effective Date, BMS shall provide Ambit with one (1) electronic or paper copy of all documents, data or other information Controlled by BMS as of the Effective Date to the extent that such documents, data and information are (i) reasonably necessary for the manufacture, Development or Commercialization of the Licensed Compounds and subject to the BMS Know-How license under Section 2.1 (including, by way of example, relevant manufacturing processes, techniques and trade secrets, including any disclosed in the IND or other regulatory submissions), and (ii) are reasonably available to BMS; provided, however, that the foregoing shall not require BMS to provide copies of documents, data and information to the extent that such documents, data and information do not satisfy the requirements in clauses (i) and (ii) of the foregoing. Such documentation shall not be used by Ambit for any purpose other than Development, manufacture or Commercialization of Licensed Compounds and Licensed Products in accordance with this Agreement and is Confidential Information of BMS. BMS shall be responsible for the cost of providing one (1) set of copies only. BMS shall have no obligation to reformat or otherwise alter or modify any such materials, or to create materials in electronic form, in order to provide them to Ambit. If BMS becomes aware of any such documents, data or information subject to the foregoing after the […***…] period following the Effective Date that has not been previously provided to Ambit, BMS shall promptly notify Ambit and Ambit shall have […***…] from said notice to request that BMS provide said documents, data or information to Ambit. Upon receipt of Ambit’s decision to receive such documents, data or information, BMS shall then use good faith reasonable efforts to provide the documents, data or information to Ambit within […***…] following such request. At any time during the term of this Agreement, Ambit may also request from BMS access to primary data that are within the BMS Know-How, but were not previously delivered to Ambit, and that are reasonably necessary for the continued manufacture, Development or Commercialization of the Licensed Compound or Licensed Product (including by way of example tissue samples from preclinical studies, which primary data would then be subject to the terms of this Section 4.1 and as applicable Section 4.3), and BMS shall

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use good faith reasonable efforts to promptly provide such primary data to Ambit upon request to the extent that such primary data is in BMS’ possession and is available without undue searching.

4.2 Technical Assistance. During the […***…] period following the Effective Date, BMS shall provide Ambit with reasonable access by teleconference or in-person at BMS’ facilities (subject to BMS’ customary rules and restrictions with respect to site visits by non-BMS personnel) to BMS personnel reasonably knowledgeable in the research and development of the Licensed Compounds and Licensed Products for up to […***…] hours of consulting advice with respect to the Licensed Compounds and Licensed Products, provided that (i) such access shall be requested and coordinated through a single Ambit contact person to be designated by Ambit and a single BMS contact person reasonably knowledgeable with respect to the Licensed Compounds to be designated by BMS, (ii) BMS makes no warranty, express or implied, that Ambit shall be able to successfully implement and use the BMS Know-How, (iii) BMS shall not be obligated to provide more than […***…] hours of consulting advice in such period, and (iv) BMS will use reasonable efforts to provide such consulting advice promptly. If Ambit requests further consulting advice related to Licensed Compounds and Licensed Products in excess of the […***…] hour amount referenced above, BMS may at its sole discretion provide such consulting advice and, if BMS elects to provide such consulting advice, Ambit shall reimburse BMS for its time incurred in connection therewith at a rate of $[…***…] per hour, plus any reasonable out-of-pocket expenses incurred by BMS in providing such consulting advice requested by Ambit. Such reimbursement shall be made to BMS within thirty (30) days after submission of an invoice by BMS reasonably detailing BMS’ time expended, together with reasonable substantiation of any out-of-pocket expenses incurred.

4.3 Materials. BMS shall provide Ambit with BMS’ inventory of the GMP lots of the Licensed Compound under BMS’ Control as of the Effective Date (the “Transferred Materials”). Any such Transferred Materials shall be shall be subject to the terms and conditions of this Agreement, including the following. The Transferred Materials are provided “AS IS”. BMS shall have no obligation to test or quality assurance (QA) release any Transferred Materials and shall make representations or warranties with respect to the suitability of the Transferred Materials for use in future studies. Ambit shall be fully responsible for its and its Affiliates’, Sublicensees’ and contractors’ use, storage, handling and disposition of the Transferred Materials. Under no circumstances shall BMS be liable or responsible for Ambit’s or its Affiliates’, Sublicensees’ and contractors’ use, storage, handling or disposition of the Transferred Materials, and Ambit assumes sole responsibility for any claims, liabilities, damages and losses that might arise as a result of Ambit’s and its Affiliates’, Sublicensees’ and contractors’ use, storage, handling or disposition of any Transferred Material. Ambit shall indemnify, defend and hold harmless BMS and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable legal expenses, costs of litigation and reasonable attorney’s fees) arising in connection with any claims, suits, proceedings, whether for money damages or equitable relief, of any kind, arising out of or relating, directly or indirectly, to Ambit’s, or any of its Affiliates’, Sublicensees’ or contractors’ use, storage, handling or disposition of any Transferred Material. Transferred Materials may only be provided to Affiliates, Sublicensees and contractors of Ambit.

ARTICLE 5

DEVELOPMENT

5.1 Development and Development Plan.

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(a) Commercially Reasonable Efforts. Ambit (or its Sublicensees, as applicable) shall use Commercially Reasonable Efforts to Develop at least one Licensed Product, including but not limited to using Commercially Reasonable Efforts to expeditiously carry out the pre-clinical and clinical development for the Licensed Compounds and Licensed Products (including expeditiously pursuing regulatory filings and Approvals and marketing authorizations for at least one Licensed Product), in accordance with the Development Plan.

(b) Development Plan. An outline of the initial Development Plan, which shall be directed to initial timelines for critical path activities, shall be provided by Ambit to BMS within […***…] of the Effective Date. Such agreed upon outline shall be attached hereto as Appendix 2 to the Agreement. Ambit will provide BMS with any significant updates and revisions to the Development Plan for BMS’ review and comment.

5.2 Development Reports. Ambit will provide BMS with semi-annual written development reports within thirty (30) days following June and December of each Calendar Year presenting a meaningful summary of the Development activities accomplished by Ambit during the just ended six months, including updates to the Development Plan and a summary of significant results with respect to Licensed Compounds and Licensed Products. Upon reasonable request by BMS, Ambit shall also meet in-person with BMS to review Ambit’s Development activities for the Licensed Compounds and Licensed Products. However, if BMS requests more than one such in-person meeting in any Calendar Year and any such additional meeting is not held at Ambit’s facilities, then BMS will reimburse the travel and lodging expenses of Ambit personnel attending such meeting. In addition, upon reasonable request by BMS, Ambit shall provide BMS with summaries of clinical protocols, investigator brochures, regulatory submissions and correspondence from regulatory agencies with respect to each Licensed Compound and Licensed Product.

5.3 Records. Ambit shall maintain complete and accurate records of all work conducted in furtherance of the Development and Commercialization of the Licensed Compounds and Licensed Products and all material results, data and developments made in conducting such activities. Such records shall be complete and accurate and shall fully and properly reflect all such work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

5.4 Development Responsibilities and Costs. Ambit shall have sole responsibility for, and shall bear the cost of conducting, all Development with respect to the Licensed Compounds and Licensed Products. Ambit shall Develop the Licensed Compounds and Licensed Products in compliance with all applicable legal and regulatory requirements, including, without limitation, all legal and regulatory requirements pertaining to the design and conduct of clinical studies.

5.5 Regulatory Responsibilities and Costs. Ambit shall have sole responsibility for, and shall bear the cost of preparing, all regulatory filings and related submissions with respect to the Licensed Compounds and Licensed Products. Ambit shall be responsible for meeting the requirements of all pre-approval inspections required by any Regulatory Authorities. Except as set forth in Section 13.4, Ambit or its Affiliate or Sublicensee shall own all INDs, Approvals and submissions in connection therewith and all Approvals shall be obtained by and in the name of Ambit or its Affiliate or Sublicensee.

5.6 Subcontracting. Subject to and without limiting Section 2.2, Ambit may perform any activities in support of its Development or Commercialization of Licensed Compounds and Licensed Products through subcontracting to a Third Party contractor or contract service organization, provided that: (a) none of the rights of BMS hereunder are adversely affected as a result of such subcontracting; (b) any such Third Party subcontractor to whom Ambit discloses Confidential Information of BMS shall enter into an appropriate written agreement obligating such Third Party to be bound by obligations of

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confidentiality and restrictions on use of such BMS Confidential Information that are no less restrictive than the obligations in this Agreement; (c) Ambit will obligate such Third Party to agree in writing to assign or license (with the right to grant sublicenses) to Ambit any inventions (and any patent rights covering such inventions) made by such Third Party in performing such services for Ambit; and (d) Ambit shall at all times be responsible for the performance of such subcontractor.

ARTICLE 6

COMMERCIALIZATION

6.1 Ambit Obligations. Ambit (or its Sublicensees, as applicable) shall use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Product in countries in the Territory, including but not limited to the Major Market Countries. Without limiting the foregoing, Ambit shall use Commercially Reasonable Efforts to obtain Approvals in such countries with respect to at least one (1) Licensed Product and to effect the First Commercial Sale thereof in such countries as soon as reasonably practicable after receipt of such Approvals.

6.2 Continued Availability. Following the First Commercial Sale of a Licensed Product in a Major Market Country in the Territory and until the expiration or termination of this Agreement, Ambit shall use Commercially Reasonable Efforts to supply and keep such Licensed Product reasonably available to the public in such country.

6.3 Marking. Each Licensed Product Commercialized by Ambit under this Agreement shall be marked (to the extent not prohibited by applicable Laws): (i) with a notice that such Licensed Product is sold under a license from BMS and (ii) with applicable patent and other intellectual property notices relating to the BMS Patent Rights in such a manner as may be required by applicable Law.

6.4 Reports. Ambit shall provide BMS with semi-annual written reports within thirty (30) days following June and December of each Calendar Year summarizing significant commercial activities and events with respect to Licensed Products during the just ended six months.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1 Manufacture and Supply. Ambit shall be solely responsible at its own expense for making or having made all of its requirements of the Licensed Compounds and Licensed Products. Ambit shall manufacture, test, QA release, handle, store and ship the Licensed Compounds and Licensed Products in compliance with all applicable Laws, with all regulatory filings, and with its applicable internal specifications and quality control procedures.

ARTICLE 8

FINANCIAL TERMS FOR AMBIT

8.1 In partial consideration of the rights granted by BMS to Ambit pursuant to this Agreement, Ambit and BMS shall enter into the License and Profiling Services Agreement concurrently with this Agreement, and Ambit shall make the payments provided for in this Article 8.

8.2 Development Milestone Payments. The following one-time milestone payments are payable by Ambit to BMS upon the first achievement by Ambit of the milestone event for the Licensed Compound.

Milestone Event	Payment
[…***…]	$[…***…]

[…***…]	$[…***…]

[…***…]	$[…***…]

[…***…]	$[…***…]

[…***…]	$[…***…]

[…***…]	$[…***…]

[…***…]	$[…***…]

The milestone payments set forth above shall be payable by Ambit to BMS within thirty (30) days of the achievement of the specified milestone event with respect to a Licensed Product. Each milestone payment shall not be refundable or returnable in any event, nor shall it be creditable against royalties or other payments; provided, however, that if Development of a Licensed Product is discontinued after any such milestone payments have been made for such Licensed Product, then only the milestone payment(s) not previously paid with respect to the discontinued Licensed Product will be payable with respect to the replacement Licensed Product for such discontinued Licensed Product.

8.3 Royalty Payments.

8.3.1 Ambit shall pay to BMS in cash the following royalty payments on the total aggregate annual Net Sales in the Territory of all Licensed Products (including all indications and formulations for such Licensed Products) in a particular Calendar Year by Ambit, its Affiliates, and Sublicensees in the Territory:

Aggregate Annual Worldwide Net Sales of All Licensed Products in a Calendar Year	Royalty Rate
[…***…]	[…***…]%

[…***…]	[…***…]%

By way of example, in a given Calendar Year, if the aggregate annual worldwide Net Sales for all Licensed Products is […***…], the following royalty payment would be payable under this Section 8.3.1 (subject to the reductions set forth below): […***…].

8.3.2 Royalty Term. Royalties shall be payable on a product-by-product and country-by-country basis on Net Sales of Licensed Products from the First Commercial Sale of a

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particular Licensed Product in a country until the later of (i) […***…] or (ii) […***…] or (iii) […***…].

8.3.3 Royalty Reduction.

(a) In the event of Generic Product competition, the royalty amounts otherwise payable under Section 8.3.1 shall not be payable on a country-by-country basis at any such time that (i) there is no BMS Core Patent Right Controlled by Ambit or any of its Affiliates in effect for any reason providing or capable of providing marketing exclusivity with respect to the applicable Licensed Product in such country and (ii) there are sales of a Generic Product in such country. Such reduction shall be first applied with respect to such country starting with sales in the Calendar Quarter following the first Calendar Quarter where both conditions (i) and (ii) in the preceding sentence are met and shall continue for as long as both such conditions are met. If after both such conditions are met in a country they both cease to be met in that country, then the reduction under this Section 8.3.3 shall no longer apply for such country during the time both conditions are not met.

(b) In the case where Ambit is unable to successfully enter into a License agreement with any Third Party due to the amount of the royalty payment payable to BMS under Section 3.1.2, BMS may consider any Ambit request to amend the Agreement to reduce the amount of the royalty payment payable under Section 3.1.2, provided that in no event shall BMS have any obligation to agree to any such proposed amendment.

8.3.4 Royalty Conditions. The royalties under Section 8.3.1 shall be subject to the following conditions:

(a) that only one royalty shall be due with respect to the same unit of Licensed Product;

(b) that no royalties shall be due upon the sale or other transfer among Ambit, its Affiliates, or Sublicensees, but in such cases the royalty shall be due and calculated upon Ambit’s or its Affiliate’s or Sublicensee’s Net Sales of Licensed Product to the first independent Third Party; and

(c) no royalties shall accrue on the disposition of Licensed Product in reasonable quantities by Ambit, its Affiliates or Sublicensees as part of an expanded access program or as part of Phase 4 Trials or as donations to non-profit institutions or government agencies for non-commercial purposes, provided, in each case, that neither Ambit, its Affiliate or Sublicensees receives any payment for such Licensed Product.

8.3.5 Third Party Licenses.

(a) If Ambit, in its reasonable judgment, is required to obtain a license from any Third Party under any patent Covering the applicable Licensed Compound as a composition of matter (i.e., this reduction shall not apply, for example, with respect to Third Party patents covering a formulation or method of use for the Licensed Compound or Licensed Product) in order to import, manufacture, use or sell any such Licensed Product, and if Ambit is required to pay to such Third Party a royalty under such

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license calculated on sales of a Licensed Product, or if Ambit is required by a court of competent jurisdiction to pay such a royalty to such a Third Party, then the amount of Ambit’s royalty obligations under Section 8.3.1 hereof shall be reduced by […***…] of the amount of the royalty paid to such Third Party, provided however, that the royalties payable under Section 8.3.1 hereof shall not be reduced in any such event […***…].

(b) If Ambit, in its reasonable judgment, is required to obtain a license from any Third Party under any patent Covering the applicable Licensed Product, otherwise than as described in Section 8.3.5(a), in order to import, manufacture, use or sell any such Licensed Product and if Ambit is required to pay to such Third Party a royalty under such license calculated on sales of a Licensed Product, or if Ambit is required by a court of competent jurisdiction to pay such a royalty to such a Third Party, then the amount of Ambit’s royalty obligations under Section 8.3.1 hereof shall be reduced by […***…] of the amount of the royalty paid to such Third Party, provided however, that the royalties payable under Section 8.3.1 hereof shall not be reduced in any such event […***…].

(c) Ambit shall use its commercially reasonable efforts to minimize the amount of any of the foregoing payments owed by Ambit to a Third Party. Prior to Ambit exercising its reasonable judgment under this Section 8.3.5, Ambit shall provide BMS with written notice of a potential need to obtain any license from Third Parties. The Parties shall discuss the best course of action to resolve such potential license requirement(s), provided that such discussions shall not limit or unreasonably delay Ambit’s right to exercise its reasonable judgment. Prior to commencing any such discussions, the parties shall enter into a common interest and joint purpose agreement in form and substance reasonably acceptable to the Parties in order to enable the Parties to rely on the common interest and joint purpose exception to the waiver of the attorney/client and attorney work product privilege with respect to confidential information exchanged by the Parties in furtherance of such discussions.

(d) For clarification, in no event shall the royalties payable under Section 8.3.1 be reduced […***…] based on the aggregate of any reductions under this Section 8.3.5.

8.4 Manner of Payment. All payments to be made by Ambit hereunder shall be made in Dollars by wire transfer of immediately available funds to such United States bank account as shall be designated by BMS. Late payments shall bear interest at the rate provided in Section 8.9.

8.5 Sales Reports and Royalty Payments. After the First Commercial Sale of a Licensed Product and during the term of this Agreement, Ambit shall furnish to BMS a written report, within sixty (60) days after the end of each Calendar Quarter (or portion thereof, if this Agreement terminates during a Calendar Quarter), showing the amount of royalty due for such Calendar Quarter (or portion thereof). Royalty payments for each Calendar Quarter shall be due at the same time as such written report for the Calendar Quarter. With each quarterly payment, Ambit shall deliver to BMS a full and accurate accounting to include at least the following information:

(a) the quantity of each Licensed Product sold (by country) by Ambit, its Affiliates, and Sublicensees;

(b) the total gross sales and total Net Sales for each Licensed Product (by country) by Ambit, its Affiliates, and Sublicensees in local currency and in Dollars;

(c) the calculation of Net Sales from such gross sales;

(d) the exchange rates used in determining the amount of U.S. Dollars payable;

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(e) the names and addresses of all Sublicensees of Ambit;

(f) the royalties payable in Dollars which shall have accrued hereunder in respect of such Net Sales;

(g) withholding taxes, if any, required by applicable Law to be deducted in respect of such royalties; and

(h) the dates of the First Commercial Sales of Licensed Products in any country during the reporting period.

If no royalty or payment is due for any royalty period hereunder, Ambit shall so report.

8.6 Sales Record Audit. Ambit shall keep, and shall cause each of its Affiliates, and Sublicensees, if any, to keep, full and accurate books of accounting in accordance with GAAP containing all particulars that may be necessary for the purpose of calculating all royalties payable to BMS. Such books of accounting (including, without limitation, those of Ambit’s Affiliates, and Sublicensees, if any) shall be kept at their principal place of business and, with all necessary supporting data, shall during all reasonable times for the […***…] next following the end of the Calendar Year to which each shall pertain, be open for inspection at reasonable times by an independent certified accountant selected by BMS, and as to which Ambit has no reasonable objection, at BMS’ expense, for the purpose of verifying royalty statements for compliance with this Agreement. Such accountant must have agreed in writing to maintain all information learned as Ambit Confidential Information, except as necessary to disclose to BMS such compliance or noncompliance by Ambit. The results of each inspection, if any, shall be binding on both Parties and treated as Ambit Confidential Information. BMS shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for the Calendar Quarter period of such inspection of more than […***…] of the amount paid, Ambit shall pay for the reasonable out-of-pocket costs of such inspection. Any underpayments shall be paid by Ambit within thirty (30) days of notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods or, if no such amounts become payable within ninety (90) days after notification of such results, shall be refunded.

8.7 Currency Exchange. With respect to Net Sales invoiced in Dollars, the Net Sales and the amounts due to BMS hereunder shall be expressed in Dollars. With respect to Net Sales invoiced in a currency other than Dollars, the Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the Dollar equivalent, calculated using the arithmetic average of the spot rates on the close of business on the last Business Day of each month of the Calendar Quarter in which the Net Sales were made. The “closing mid-point rates” found in the “dollar spot forward against the dollar” table published by The Financial Times or any other publication as agreed to by the Parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence. All payments shall be made in Dollars.

8.8 Tax Withholding. The withholding tax, duties, and other levies (if any) applied by a government of any country of the Territory on payments made by Ambit to BMS hereunder shall be borne by BMS. If applicable laws or regulations require that taxes be withheld from any amount payable hereunder, Ambit will deduct those taxes from the otherwise remittable payment, pay the taxes to the proper taxing authority, so notify BMS, and provide documentation evidencing the payment. Ambit, its Affiliates and Sublicensees shall cooperate with BMS to enable BMS to claim exemption therefrom under any double taxation or similar agreement in force and shall provide to BMS proper evidence of payments

***Confidential Treatment Requested

of withholding tax and assist BMS by obtaining or providing in as far as possible the required documentation for the purpose of BMS’ tax returns.

8.9 Interest Due. Without limiting any other rights or remedies available to BMS, Ambit shall pay BMS interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of one and one-half percent (1.5%) per month or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES; DISCLAIMER;

LIMITATION OF LIABILITY

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that (i) it has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, (ii) execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized, (iii) this Agreement is legally binding and enforceable on each Party in accordance with its terms, and (iv) the performance of this Agreement by it does not create a breach or default under any other agreement to which it is a Party.

9.2 Representations and Warranties of BMS.

9.2.1 BMS represents and warrants to Ambit that as of the Effective Date, to the reasonable knowledge of its in-house patent counsel, (i) there is no pending litigation which alleges, or any communication, written or otherwise, alleging, that the practice of BMS Patent Rights or the Licensed Compounds have infringed or misappropriated any of the intellectual property rights of any Third Party, (ii) all fees required to be paid by BMS in order to maintain the BMS Patent Rights have been paid to date, (iii) it has not previously assigned, transferred, conveyed or licensed (or granted an option to assign, transfer, convey or license) its right, title and interest in the BMS Core Patent Rights or the BMS Know-How, and (iv) it is not aware of any facts that would render or potentially render any BMS Patent Rights invalid or unenforceable.

9.2.2 BMS represents and warrants to Ambit that as of the Effective Date, to the reasonable knowledge of its in-house patent counsel, (i) other than the patents and patent applications subject to Section 2.1.3 and the BMS Patent Rights, BMS does not Control any patent(s) or patent application(s) that is reasonably necessary for the Development or Commercialization of any Licensed Compound or Licensed Product and that claims or discloses the composition of matter of any Licensed Compound or a method of manufacture or use of any Licensed Compound or Licensed Product, and (ii) none of the patents and patent applications subject to Section 2.1.3 contain any claims that would be sub-generic claims if included in any of the BMS Core Patent Rights.

9.2.3 BMS represents and warrants that as of the Effective Date it is not knowingly employing, either as an employee or Affiliate or Third Party contractor or in any other capacity, the services of any Person which has been debarred under Section 306 of the Act, 21 USC Section 335a(a) or (b), or similar local law in connection with the conduct of activities related to the Licensed Compound or Licensed Product. In the event BMS becomes aware or receives notice of any such debarment of any such Person in connection with the conduct of activities relating to the Licensed Compound or Licensed Product, BMS shall notify Ambit immediately.

9.3 Representations and Warranties of Ambit.

9.3.1 Ambit represents, warrants and covenants that (i) all of its activities related to its use of the BMS Patent Rights and BMS Know-How, and the Development and Commercialization of the Licensed Compounds and Licensed Products, pursuant to this Agreement shall comply with all applicable legal and regulatory requirements, and (ii) it shall not knowingly engage in any activities that use the BMS Patent Rights and/or BMS Know-How in a manner that is outside the scope of the license rights granted to it hereunder or that infringe the intellectual property rights of any Third Party.

9.3.2 Ambit represents and warrants that as of the Effective Date it is not knowingly employing, either as an employee or Affiliate or Third Party contractor or in any other capacity, the services of any Person which has been debarred under Section 306 of the Act, 21 USC Section 335a(a) or (b), or similar local law. In the event Ambit becomes aware or receives notice of any such debarment of any such Person in connection with the conduct of activities relating to the Licensed Compound or Licensed Product,, Ambit shall notify BMS immediately.

9.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT RIGHTS, CONFIDENTIAL INFORMATION OR KNOW-HOW OF SUCH PARTY OR ANY LICENSE GRANTED BY SUCH PARTY HEREUNDER, OR WITH RESPECT TO ANY COMPOUNDS, INCLUDING BUT NOT LIMITED TO ANY TRANSFERRED MATERIALS, OR PRODUCTS. FURTHERMORE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER MAKES ANY REPRESENTATIONS OR WARRANTIES THAT ANY PATENT, PATENT APPLICATION, OR OTHER PROPRIETARY RIGHTS INCLUDED IN PATENT RIGHTS, CONFIDENTIAL INFORMATION OR KNOW-HOW LICENSED BY SUCH PARTY TO THE OTHER PARTY HEREUNDER ARE VALID OR ENFORCEABLE OR THAT USE OF SUCH PATENT RIGHTS, CONFIDENTIAL INFORMATION OR KNOW-HOW CONTEMPLATED HEREUNDER DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

9.5 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL DAMAGES CONSISTING OF LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS); PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO ANY INTENTIONAL BREACH BY A PARTY OF THE LICENSES GRANTED TO IT UNDER THIS AGREEMENT THAT IS AN INFRINGEMENT OF ANY PATENT RIGHTS NOT INCLUDED IN THE PATENT RIGHTS LICENSED TO SUCH PARTY HEREUNDER, OR ANY BREACH BY EITHER PARTY OF ARTICLE 11 HEREOF.

ARTICLE 10

PATENT MAINTENANCE; INFRINGEMENT; EXTENSIONS

10.1 Ownership of Inventions. Inventorship of inventions conceived or reduced to practice in the course of activities performed under or contemplated by this Agreement shall be determined by application of United States patent Laws pertaining to inventorship. If such inventions are jointly invented by one or more employees, consultants or contractors of each Party, such inventions shall be jointly owned (“Joint Invention”), and if one or more claims included in an issued patent or pending patent application which is filed in a patent office in the Territory claim such Joint Invention, such claims shall be jointly owned (“Joint Patent Rights”). If such an invention is solely invented by an employee, consultant or contractor of a Party, such invention shall be owned by such Party, and any patent filed claiming such solely owned invention shall also be owned by such Party. Subject to Section 5.6 with respect to contractors, each Party shall enter into binding agreements obligating all employees, consultants and contractors performing activities under or contemplated by this Agreement, including activities related to the BMS Patent Rights, Licensed Compounds or Licensed Products, to assign his/her interest in any invention conceived or reduced to practice in the course of such activities to the Party for which such employee, consultant or contractor is providing its services. This Agreement shall be understood to be a joint research agreement in accordance with 35 U.S.C. § 103(c)(3) to develop the Licensed Compounds and Licensed Products. The filing, prosecution, maintenance and enforcement of Joint Patent Rights which are BMS Core Patent Rights shall be handled in accordance with this Article 10.

10.2 Filing, Prosecution and Maintenance of BMS Core Patent Rights. Ambit shall be responsible, using its in-house patent counsel or outside patent counsel selected by Ambit (such selection to be subject to BMS’s approval, such approval not to be unreasonably withheld), for the preparation, prosecution (including, without limitation, any interferences, reissue proceedings and reexaminations) and maintenance of BMS Core Patent Rights. Ambit shall be responsible for all costs incurred by Ambit with respect to such preparation, prosecution and maintenance of BMS Core Patent Rights so long as Ambit remains responsible for such preparation, prosecution and maintenance. Upon reasonable request by Ambit, BMS shall provide reasonable assistance and cooperation (including, without limitation, making available to Ambit documents possessed by BMS that are reasonably required by Ambit and making available personnel for interviews and testimony) in any actions reasonably undertaken by Ambit under this Section 10.2. Upon request by BMS, Ambit shall provide BMS with a general update of the filing, prosecution and maintenance status for each of the BMS Core Patent Rights, but shall not be obligated to disclose to BMS any Ambit Confidential Information. Ambit shall reasonably consult with and cooperate with BMS with respect to the preparation, prosecution and maintenance of the BMS Core Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to BMS copies of all relevant documents reasonably in advance of such consultation. Ambit shall provide to BMS copies of any papers relating to the filing, prosecution or maintenance of the BMS Core Patent Rights promptly upon their being filed or received. Ambit shall not knowingly take any action during prosecution and maintenance of the BMS Core Patent Rights that would materially adversely affect them (including any reduction in claim scope), without BMS’s prior consent, which consent shall not be unreasonably withheld or delayed.

10.3 Patent Abandonment.

10.3.1 Generally. In no event will Ambit knowingly permit any of the BMS Core Patent Rights to be abandoned in any country in the Territory, or elect not to file a new patent application claiming priority to a patent application within the BMS Core Patent Rights either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without BMS first being given an opportunity to assume full responsibility for the continued prosecution and maintenance of such BMS Core Patent Rights, or the filing of such new patent application. Accordingly, Ambit shall provide BMS with notice of the allowance and expected issuance date of any patent within the BMS Core Patent Rights, or any of the aforementioned filing deadlines, and BMS shall provide Ambit with prompt notice as to whether BMS desires Ambit to file such new patent application. In the event that Ambit decides either (i) not to continue the prosecution or maintenance of a patent application or patent within BMS Core Patent Rights in any country or (ii) not to file such new patent application requested to be filed by BMS, Ambit shall provide BMS with notice of this decision at least sixty (60) days prior to any pending lapse or abandonment thereof.

10.3.2 BMS Option to Assume Responsibility. BMS shall, upon Ambit’s notice as described in Section 10.3.1, have the right, but not the obligation, to assume responsibility for all reasonably documented external costs associated with the filing and/or further prosecution and maintenance of such patents and patent applications, on a patent-by-patent and country-by-country basis. Ambit shall proceed with such filing and/or further prosecution and maintenance promptly upon receipt of written notice from BMS of its election to assume such responsibility, with such filing to occur prior to the issuance of the patent to which the application claims priority or expiration of the applicable filing deadline, as set forth above. In the event that BMS assumes such responsibility for such filing, prosecution and maintenance costs, Ambit shall have the right, but not the obligation, to transfer the responsibility for such filing, prosecution and maintenance of such patent applications and patents to BMS’s in-house patent counsel or outside patent counsel selected by BMS and reasonably acceptable to Ambit, provided that Ambit shall (i) provide sufficient written notice to BMS of any such election such that the relevant transfer shall not prejudice the filing, prosecution and/or maintenance of patent rights (where possible, such notice shall be provided at least sixty (60) days prior to any pending lapse or abandonment thereof); (ii) transfer or cause to be transferred to BMS or its patent counsel the complete prosecution file for the relevant patents and patent applications, including all correspondence and filings with patent authorities with respect thereto; and (iii) at the reasonable request of BMS and without demanding any further consideration therefore, do all things necessary, proper or advisable, including without limitation the execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a country-by-country basis, to assist BMS in obtaining, perfecting, sustaining and/or enforcing such patent(s). In such case, Section 10.3.1 shall apply to such patent applications and patents except that the role of Ambit and BMS shall be reversed. Such patent applications and patents shall otherwise continue to be subject to all of the terms and conditions of the Agreement in the same way as the other BMS Core Patent Rights, as applicable.

10.4 Enforcement of BMS Core Patent Rights Against Infringers.

10.4.1 Enforcement by Ambit.

(a) In the event that BMS or Ambit becomes aware of a suspected infringement of any BMS Core Patent Right exclusively licensed to Ambit under this Agreement, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Ambit shall have the right, but shall not be obligated, to bring an infringement action with respect to such infringement at its own expense, in its own name and entirely under its own direction and control, subject to the following. BMS shall reasonably assist Ambit (at Ambit’s expense) in any action or proceeding being prosecuted if so requested, and shall lend its name to and join as a nominal party in such actions or proceedings if reasonably requested by Ambit or required by applicable Laws. BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a BMS Core Patent Right may be entered into by Ambit without the prior written consent of BMS, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) BMS shall have the right at its discretion to grant to Ambit such rights (including assignment of the applicable BMS Core Patent Rights) as may be necessary for Ambit to exercise its rights under this Section 10.4 (including defending or enforcing any BMS Core Patent Rights) without BMS’ involvement. In the event of such grant of rights (including assignment) with respect to any BMS Core Patent Rights, such BMS Core Patent Rights shall continue to be treated as BMS Core Patent Rights and shall otherwise continue to be subject to all of the terms and conditions of the

Agreement in the same way as the other applicable BMS Core Patent Rights. For purposes of clarity, election or non-election by BMS to grant or assign rights to Ambit under this Section 10.4.1(b) shall not limit BMS’ obligations under Section 10.4.1(a) to reasonably assist Ambit in any action or proceeding, or to join in such action or proceeding upon request by Ambit if such joinder is necessary under applicable Laws for Ambit to exercise its rights under this Section 10.4.

10.4.2 Enforcement by BMS. If Ambit elects not to bring any action for infringement described in Section 10.4.1 and so notifies BMS, then BMS may bring such action at its own expense, in its own name and entirely under its own direction and control, subject to the following. Ambit shall reasonably assist BMS (at BMS’ expense) in any action or proceeding being prosecuted if so requested, and shall lend its name to such actions or proceedings if requested by BMS or required by applicable Laws. Ambit shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a BMS Core Patent Right may be entered into by BMS without the prior written consent of Ambit, which consent shall not be unreasonably withheld, delayed or conditioned.

10.4.3 Withdrawal. If either Party brings an action or proceeding under this Section 10.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 10.4.

10.4.4 Damages. In the event that either Party exercises the rights conferred in this Section 10.4 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including, without limitation, attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be retained by the Party that controlled the action or proceeding under this Section 10.4; provided, however, that if Ambit is the Party that controlled such action or proceeding, BMS shall receive out of any such remaining recovery received by Ambit an amount as follows: (i) as to ordinary damages, BMS shall receive payment equivalent to payments that would have been due to BMS under this Agreement had the infringing sales that Ambit lost to the infringer been made by Ambit and (ii) as to special or punitive damages, such amount shall be allocated between the Parties in the same proportion as ordinary damages under clause (i), and provided further that the amounts paid under (i) and (ii) shall not […***…] of the total recovery of Ambit from such action or proceeding.

10.5 Patent Term Extension. BMS and Ambit shall each cooperate with one another and shall use commercially reasonable efforts in obtaining patent term extension (including without limitation, any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to patent rights covering the Licensed Products. If elections with respect to obtaining such patent term extensions are to be made, Ambit shall have the right to make the election to seek patent term extension or supplemental protection, provided that such election will be made so as to maximize the period of marketing exclusivity for the Licensed Product. For such purpose, for all Approvals Ambit shall provide BMS with written notice of any expected Approval at least thirty (30) days prior to the expected date of Approval, as well as notice within five (5) business days of receiving each Approval confirming the date of such Approval. Notification of the receipt of an Approval shall be in accordance with Section 15.2 except that the notification shall be sent to:

Bristol-Myers Squibb Company

P.O. Box 4000

***Confidential Treatment Requested

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President and Chief Intellectual Property Counsel

Telephone: 609-252-4825

Facsimile: 609-252-7884

10.6 Data Exclusivity and Orange Book Listings.

10.6.1 With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including without limitation any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all international equivalents), Ambit shall use commercially reasonable efforts consistent with its obligations under applicable Law to seek, maintain and enforce all such data exclusivity periods available for the Licensed Products. With respect to filings in the FDA Orange Book (and foreign equivalents) for issued patents for a Licensed Product, Ambit shall, consistent with its obligations under applicable Law, list in a timely manner and maintain all applicable BMS Core Patent Rights and other patents Controlled by Ambit required to be filed by it, or that it is permitted to file, under applicable Law. At least […***…] prior to an anticipated deadline for the filing of patent listing information for BMS Core Patent Rights, Ambit will consult with BMS regarding the content of such filing. In the event of a dispute between the Parties as to whether a BMS Core Patent Right can be filed and/or the content of such filing, the Parties will take expedited steps to resolve the dispute as promptly as possible, including seeking advice of an independent legal counsel to guide their decision. BMS shall use commercially reasonable efforts consistent with its obligations under applicable Law to provide reasonable cooperation to Ambit in filing and maintaining such Orange Book (and foreign equivalent) listings.

10.6.2 Without limiting the foregoing, BMS shall have the right at its discretion to grant to Ambit such rights (including assignment of the applicable BMS Core Patent Rights) as may be necessary for Ambit to exercise its rights under this Section 10.6 (including seeking, maintaining and enforcing all data exclusivity periods) without BMS’ involvement. In the event of such grant of rights (including assignment) with respect to any BMS Core Patent Rights, such BMS Core Patent Rights shall continue to be treated as BMS Core Patent Rights and shall otherwise continue to be subject to all of the terms and conditions of the Agreement in the same way as the other applicable BMS Core Patent Rights. For purposes of clarity, election by BMS to grant or assign rights to Ambit under this Section 10.6.2 shall not limit BMS’ obligation under Section 10.6.1 to provide reasonable cooperation to Ambit to the extent such cooperation is reasonably necessary for Ambit in filing and maintaining such Orange Book (and foreign equivalent) listings.

10.7 Notification of Patent Certification. Each Party shall notify and provide the other Party with copies of any allegations of alleged patent invalidity, unenforceability or non- infringement of a BMS Core Patent Right pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or other similar patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies shall be provided to the other Party within seven (7) days after such Party receives such certification, and shall be sent to the address set forth in Section 10.5 in the case of notifications to BMS or the address set forth in Section 15.2 in the case of notifications to Ambit. In addition, upon request by BMS, Ambit shall provide reasonable assistance and cooperation (including, without limitation, making available to BMS documents possessed by Ambit that are reasonably required by BMS and making available personnel for interviews and testimony) in any actions reasonably undertaken by BMS to contest any such patent certification.

10.8 Limitation on Patent Actions. Neither party shall be required to take any action pursuant to Sections 10.4, 10.5, 10.6 or 10.7 that such Party reasonably determines in its sole judgment and

***Confidential Treatment Requested

discretion conflicts with or violates any court or government order or decree that such Party is then subject to or otherwise may create legal liability on the part of such Party.

ARTICLE 11

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

11.1 Nondisclosure. Each Party agrees that, for so long as this Agreement is in effect and for a period of […***…] thereafter, a Party (the “Receiving Party”) receiving or possessing Confidential Information of the other Party (the “Disclosing Party”) (or that has received any such Confidential Information from the other Party prior to the Effective Date) shall (i) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this clause (iii) shall not create or imply any rights or licenses not expressly granted under Article 2 hereof).

11.1.1 Confidentiality of Know-How for Disclosure Purposes. During such time as the license to the BMS Know-How granted under Section 2.1.1 is in effect, solely for disclosure purposes to Third Parties, the BMS Know-How shall be deemed to be Confidential Information of both BMS and Ambit under Article 11, both BMS and Ambit shall be deemed to be a Disclosing Party of the BMS Know-How under Article 11, and BMS and its Affiliates shall be deemed not to have known such BMS Know-How prior to disclosure for the purposes of Section 11.1.2(b). Other than for disclosure purposes to Third Parties, the BMS Know-How shall solely be the Confidential Information of BMS.

11.1.2 Exceptions. The obligations in Section 11.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:

(a) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder; or

(b) was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party; or

(c) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; or

(d) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or

(e) has been independently developed after disclosure by the Disclosing Party by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party.

11.2 Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

***Confidential Treatment Requested

(a) filing or prosecuting patents;

(b) regulatory filings;

(c) prosecuting or defending litigation;

(d) subject to Section 11.4, complying with applicable governmental Laws and regulations (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance; and

(e) disclosure (i) in connection with the performance of this Agreement and solely on a “need to know basis”, to Affiliates; potential or actual collaborators (including potential Sublicensees); or employees, contractors, or agents; or (ii) solely on a “need to know basis” to potential or actual investment bankers, investors, lenders, or acquirers; each of whom in the case of clause (i) or (ii) prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 11; provided, however, that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Article 11 to treat such Confidential Information as required under this Article 11.

If and whenever any Confidential Information is disclosed in accordance with this Section 11.2, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and subject to Section 11.4, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to paragraphs (a) through (d) of this Section 11.2 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

11.3 Terms of this Agreement. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties.

11.4 Securities Filings. In the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable Laws, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than five (5) business days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to this Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice shall be required under this Section 11.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the other Party hereunder or otherwise approved by the other Party.

11.5 Publication.

11.5.1 Publication by BMS. BMS may publish or present data and/or results relating to a Licensed Compound or Licensed Product in scientific journals and/or at scientific conferences, subject to the prior review and approval by Ambit as follows. BMS shall provide Ambit with the opportunity to review any proposed abstract, manuscript or presentation which discloses information relating to a Licensed Compound or Licensed Product by delivering a copy thereof to Ambit no less than thirty (30) days before its intended submission for publication or presentation. Ambit shall have thirty (30) days from its receipt of any such abstract, manuscript or presentation in which to notify BMS in writing of any specific objections to the disclosure. In the event Ambit objects to the disclosure in writing within such thirty (30) days period, BMS agrees not to submit the publication or abstract or make the presentation containing the objected-to information until the Parties have agreed to the content of the proposed disclosure, and BMS shall delete from the proposed disclosure any Ambit Confidential Information or BMS Know-How or the identity of any Licensed Compound or Licensed Product, upon reasonable request by Ambit. Once any such abstract or manuscript is approved by Ambit and accepted for publication, BMS will provide Ambit with a copy of the final version of the manuscript or abstract. For clarification, this Section 11.5.1 shall not limit or restrict BMS’ ability to publish or present publicly information on compounds which are not Licensed Compounds or Licensed Products, provided such publication or presentation does not contain Ambit Confidential Information (including BMS Know-How) or identify any Licensed Compound or Licensed Product or in any way intentionally adversely affect the Development or Commercialization of a Licensed Compound or Licensed Product or intentionally adversely affect any efforts by Ambit to sublicense a Licensed Compound or Licensed Product under Section 3.1.2.

11.5.2 Publication by Ambit. Ambit may publish or present data and/or results relating to a Licensed Compound or Licensed Product in scientific journals and/or at scientific conferences, subject to the prior review by the Reviewer designated by BMS as set forth below. Ambit shall provide the Reviewer with the opportunity to review any proposed abstract, manuscript or presentation which discloses information relating to a Licensed Compound or Licensed Product by delivering a copy thereof to the Reviewer no less than thirty (30) days before its intended submission for publication or presentation. The Reviewer shall have thirty (30) days from its receipt of any such abstract, manuscript or presentation in which to notify Ambit in writing of any specific objections to the disclosure. In the event the Reviewer objects to the disclosure in writing within such thirty (30) days period, which objection shall only be based upon the inclusion of BMS Confidential Information, Ambit agrees not to submit the publication or abstract or make the presentation containing the objected-to information until Ambit and the Reviewer have agreed to the content of the proposed disclosure, and Ambit shall delete from the proposed disclosure any BMS Confidential Information upon the instructions of the Reviewer. Once any such abstract or manuscript is accepted for publication, Ambit will provide the Reviewer with a copy of the final version of the manuscript or abstract. As used herein, “Reviewer” means a BMS patent attorney who is not then working on a program targeting any of the […***…] targets targeted by the Licensed Compound. Such Reviewer will not disclose the Ambit Confidential Information contained in the proposed abstract, manuscript or presentation being reviewed to others or use such Ambit Confidential Information for any purpose other than the review under this Section 11.5.2 until such Ambit Confidential Information is subject to the exceptions set forth in Section 11.1.2.

ARTICLE 12

INDEMNITY

12.1 Ambit Indemnity. Ambit shall indemnify, defend and hold harmless BMS and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including, without limitation, reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind, arising out of any claim, action, lawsuit or other proceeding brought by a Third Party (“Losses and Claims”) arising out of or relating, directly or indirectly, (i) to the research, Development,

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Commercialization (including, without limitation, promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, manufacture, labeling, handling or storage, or use of, or exposure to, any Licensed Compound and/or any Licensed Product by or for Ambit or any of its Affiliates, Sublicensees, agents and/or contractors, (ii) to Ambit’s (or its Affiliates’ and/or Sublicensees’) use and practice otherwise of the BMS Patent Rights and/or BMS Know-How, including, without limitation, claims and threatened claims based on (A) product liability, bodily injury, risk of bodily injury, death or property damage, (B) infringement or misappropriation of Third Party patents, copyrights, trademarks or other intellectual property rights, or (C) the failure to comply with applicable Laws related to the matters referred to in the foregoing clauses (i) and (ii) with respect to any Licensed Compound and/or any Licensed Product, or (iii) Ambit’s gross negligence, recklessness or willful misconduct or Ambit’s material breach of any representation or warranty set forth in this Agreement; except in any such case for Losses and Claims to the extent reasonably attributable to (x) BMS having committed an act or acts of gross negligence, recklessness or willful misconduct or having materially breached any representation or warranty set forth in this Agreement or (y) any act or omission of BMS or any of its Affiliates or any of their respective officers, directors, employees, agents, or licensors prior to the Effective Date, including but not limited to infringement or misappropriation of Third Party patents, copyrights, trademarks or other intellectual property rights, or the research, Development, use or manufacture of any Licensed Compound or Licensed Product prior to the Effective Date.

12.2 BMS Indemnity. BMS shall indemnify, defend and hold harmless Ambit and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all Losses and Claims arising out of or relating, directly or indirectly to (i) BMS’ gross negligence, recklessness or willful misconduct or (ii) BMS’ material breach of any representation or warranty set forth in this Agreement; except in any such case for Losses and Claims to the extent reasonably attributable to (x) Ambit having committed an act or acts of gross negligence, recklessness or willful misconduct or having materially breached any representation or warranty set forth in this Agreement or (y) any act or omission of Ambit or any of its Affiliates or any of their respective officers, directors, employees, agents or licensors prior to the Effective Date.

12.3 Indemnification Procedure. A claim to which indemnification applies under Section 12.1 or Section 12.2 shall be referred to herein as an “Indemnification Claim”. If any Person or Persons (collectively, the “Indemnitee”) intends to claim indemnification under this Article 12, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests (including without limitation any rights under this Agreement or the scope or enforceability of the BMS Patents Rights or BMS Know-How), without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld or delayed. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 11.

12.4 Insurance. Ambit shall, beginning with the initiation of the first clinical trial for a Licensed Product, maintain at all times thereafter during the term of the Agreement, and until the later of (i) six (6) years after termination or expiration of the Agreement or (ii) the date that all statutes of limitation covering claims or suits that may be brought for personal injury based on the sale or use of a Licensed Product have expired in all states in the U.S., comprehensive general liability insurance from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and product liability, and with coverage limits of not less than $10 million per occurrence, and which shall name BMS as an “additional insured” thereunder. The minimum level of insurance set forth herein shall not be construed to create a limit on Ambit’s liability hereunder. Within ten (10) days following written request from BMS, Ambit shall furnish to BMS a certificate of insurance evidencing such coverage as of the date. Ambit shall use commercially reasonable efforts to cause such certificate of insurance, as well as any certificates evidencing new coverages of Ambit, to include a provision whereby thirty (30) days’ written notice must be received by BMS prior to coverage cancellation by either Ambit or the insurer and of any new coverage. In the case of a cancellation of such coverage, Ambit shall promptly provide BMS with a new certificate of insurance evidencing that Ambit’s coverage meets the requirements in the first sentence of this Section.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall continue until neither party has any obligation under this Agreement to make payments to the other Party.

13.2 Termination By BMS. BMS shall have the right to terminate this Agreement, at BMS’ sole discretion, as follows.

13.2.1 Insolvency. BMS shall have the right to terminate this Agreement with respect to any or all licenses granted to Ambit pursuant to Article 2 of this Agreement and any or all rights granted under Section 2.1.3, at BMS’ sole discretion, upon delivery of written notice to Ambit upon the filing by Ambit in any court or agency pursuant to any statute or regulation of the United States or any other jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of Ambit or its assets, or if Ambit is served with an involuntary petition against it in any insolvency proceeding, upon the ninety-first (91st) day after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by Ambit of an assignment of substantially all of its assets for the benefit of its creditors; provided that the insolvency adversely affects or could in BMS’s reasonable judgment adversely affect BMS’ rights under this Agreement.

13.2.2 Breach. Subject to Section 13.2.5 below, BMS shall have the right to terminate this Agreement with respect to any or all licenses granted to Ambit pursuant to Article 2 of this Agreement and any or all rights granted under Section 2.1.3, at BMS’ sole discretion, upon delivery of written notice to Ambit in the event of any material breach by Ambit of any terms and conditions of this Agreement (other than failure to use Commercially Reasonable Efforts to Develop or Commercialize the Licensed Compounds and a Licensed Product, which breach is covered under Section 13.2.3), provided that such breach has not been cured within […***…] after written notice thereof is given by BMS to Ambit specifying the nature of the alleged breach, provided, however, that to the extent such material

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breach involves the failure to make a payment when due, such breach must be cured within[…***…] after written notice thereof is given by BMS to Ambit. In the case where the material breach (other than a breach that involves the failure to make a payment when due) cannot reasonably be cured within the […***…] period after written notice thereof is given by BMS to Ambit, the Agreement shall continue and shall not be terminated for a period reasonably required (as determined by BMS) by Ambit to cure such breach, so long as Ambit is undertaking the steps and following the timelines specified in writing by BMS to reasonably cure said breach.

13.2.3 Failure to Use Commercially Reasonable Efforts. Subject to Section 13.2.5 below, BMS shall have the right to terminate this Agreement with respect to any or all licenses granted to Ambit pursuant to Article 2 of this Agreement and any or all rights granted under Section 2.1.3 on a country-by-country basis (except as otherwise set forth in this Section 13.2.3), at BMS’ sole discretion, in the event that Ambit fails to use Commercially Reasonable Efforts (by itself or through its Affiliates or Sublicensees) to Develop and Commercialize at least one Licensed Product, provided that Ambit has not exercised such Commercially Reasonable Efforts in the applicable country or countries within […***…] following written notice by BMS.

(a) Termination under this Section 13.2.3 shall apply to all Licensed Compounds and Licensed Products, but only for the affected country or countries, provided however, that (i) if the applicable termination event relates to a breach of Section 5.1(a) or Section 6.1 in a country, then BMS shall not have the right to terminate this Agreement with respect to such country if Ambit is in compliance with such provisions with respect to the United States and four other Major Market Countries, and (ii) if the applicable termination event relates to a breach of Section 5.1(a) or Section 6.1 in a country in the EU, then BMS shall not have the right to terminate this Agreement with respect to such country if Ambit is in compliance with such provisions with respect to three Major Market Countries in the EU.

(b) For clarity, it is understood and acknowledged that to the extent Ambit uses Commercially Reasonable Efforts (by itself or through its Affiliates or Sublicensees) to Develop at least one Licensed Product through an MAA Filing, Ambit shall be in compliance with Section 5.1(a) with respect to all countries in the EU. For further clarity, it is understood and acknowledged that Commercially Reasonable Efforts in the Development of a Licensed Product in a particular country may include sequential implementation of clinical trials and/or intervals between clinical trials for data interpretation and clinical program planning, to the extent such implementation is consistent with the scientific, technical and commercial factors relevant to Development of such Licensed Product in such country. Accordingly, and for further clarity, it is understood and acknowledged that Commercially Reasonable Efforts may include the sequential Commercialization of the Licensed Product in the Major Market Countries.

13.2.4 Termination of License and Profiling Services Agreement. In the event that BMS terminates the License and Profiling Services Agreement for an uncured material breach by Ambit (or, as applicable, a successor to its obligations under the License and Profiling Services Agreement), BMS may terminate this Agreement with respect to any or all licenses granted to Ambit pursuant to Article 2 of this Agreement and any or all rights granted under Section 2.1.3 upon written notice to Ambit.

13.2.5 Disputed Breach. If Ambit disputes in good faith the existence or materiality of a breach specified in a notice provided by BMS pursuant to Section 13.2.2, or a failure to use Commercially Reasonable Efforts specified in a notice Provided by BMS pursuant to Section 13.2.3, and Ambit provides notice to BMS of such dispute within the applicable […***…] period, BMS shall not have the right to terminate this Agreement unless and until the existence of such material breach or failure by Ambit has been determined in accordance with Section 14.2 and Ambit fails

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to cure such breach within […***…] days following such determination (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within […***…] following such determination). It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. The Parties further agree that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute shall be promptly refunded if an arbitrator or court determines pursuant to Section 14.2 that such payments are to be refunded by one Party to the other Party.

13.2.6 Scope of Termination. Except as otherwise expressly provided herein, termination of this Agreement shall be as to all countries in the Territory and all Licensed Compounds and Licensed Products.

13.3 Termination by Ambit. Ambit shall have the right to terminate this Agreement, at Ambit’s sole discretion, as follows. At Ambit’s discretion, on a country-by-country and product-by-product basis, effective upon […***…] prior written notice in the case where NDA Approval has not been obtained for the applicable Licensed Product or upon six (6) months prior written notice in the case where NDA Approval has been obtained for the applicable Licensed Product, Ambit may terminate this Agreement for any reason; provided, however, that (i) no such termination right may be exercised as to a Major Market Country in the EU unless all countries in Europe are so terminated and (ii) no such termination right may be exercised as to all of the Major Market Countries unless all countries in the Territory are so terminated.

13.4 Effect of Termination Under Section 13.2.1, 13.2.2, 13.2.3, 13.2.4 or 13.3. Upon termination of this Agreement or any right or license pursuant to Section 13.2.1, 13.2.2, 13.2.3, 13.2.4 or 13.3, the rights and obligations of the Parties shall be as set forth in this Section 13.4.

13.4.1 Upon termination of this Agreement, either in its entirety or with respect to one or more applicable Licensed Compounds or Licensed Products in one or more applicable countries (each, a “Terminated Country”) pursuant to Section 13.2.1, 13.2.2, 13.2.3, 13.2.4 or 13.3 hereof (the rights and obligations of the Parties as to the remaining countries of the Territory in which termination under Section 13.2.3 or 13.3 has not occurred, being unaffected by such termination), the following shall apply:

(a) All rights and licenses granted to Ambit in Article 2 and all rights granted under Section 2.1.3 shall terminate with respect to each applicable Licensed Product in each Terminated Country (subject to Section 2.2(b)(vi)), all rights of Ambit under the BMS Patent Rights and BMS Know-How with respect to each applicable Licensed Product in each Terminated Country shall revert to BMS, and Ambit shall cease all use of the BMS Patent Rights and BMS Know-How with respect to each applicable Licensed Product in each Terminated Country. To the extent that there remain any countries in the Territory that are not Terminated Countries (“Remaining Countries”), all such rights and licenses shall remain in place with respect to the Remaining Countries.

(b)All regulatory filings (including, without limitation, all INDs and NDAs) and Approvals and other documents relating to or necessary to further develop and commercialize Licensed Compounds and Licensed Products, as they exist as of the date of such termination, and all of Ambit’s right, title and interest therein and thereto, in each Terminated Country shall be assigned to BMS, and Ambit shall provide to BMS one (1) copy of the foregoing documents and filings and all documents and filings contained in or referenced in any such filings, together with the raw and summarized data for any preclinical and clinical studies of the Licensed Compounds and such Licensed Products (and where reasonably available, electronic copies thereof); provided, however, this Section 13.4.1(b) shall not apply to any regulatory filings and Approvals and other documents relating to or necessary for the further

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Development and Commercialization of any Licensed Compound or Licensed Product, the Development and/or Commercialization of which was terminated by Ambit or one of its Affiliates or Sublicensees for Safety Reasons. Upon such termination pursuant to Section 13.2.1, 13.2.2, 13.2.3, 13.2.4 or 13.3 hereof, Ambit shall notify BMS in writing as to those Licensed Compounds and Licensed Products the Development and/or Commercialization of which was terminated by Ambit or one of its Affiliates or Sublicensees for Safety Reasons and the nature of such Safety Reasons. Ambit agrees to make available for BMS’ inspection, relevant data, materials and reports that support such Safety Reasons, provided that BMS enters into an agreement with Ambit or the relevant Affiliate or Sublicensee of Ambit to maintain the confidentiality of such data, materials and reports. If BMS disputes that the Development and/or Commercialization of a Licensed Compound or Licensed Product was terminated for Safety Reasons, the dispute will be subject to the dispute resolution provisions of Article 14. BMS shall have the right to obtain specific performance of Ambit’s obligations referenced in this Section 13.4.1(b) and/or in the event of failure to obtain assignment, Ambit hereby consents and grants to BMS the right to access and reference (without any further action required on the part of Ambit, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such regulatory filings for any regulatory or other use or purpose. In addition, upon request by BMS, Ambit shall grant to BMS the right to access and reference any other documents (including but not limited to regulatory filings) that are available to Ambit and reasonably necessary for BMS to further Develop, manufacture and Commercialize the Licensed Compounds and Licensed Products in each Terminated Country. Without limiting the foregoing in this paragraph, to the extent applicable, Ambit’s obligations under Section 10.6 shall continue.

(c) All amounts due or payable to BMS that were accrued, or that arise out of acts or events occurring, prior to the effective date of termination shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of termination.

(d) Should Ambit have any inventory of any applicable Licensed Compound allocated for use in clinical trials in a Terminated Country, Ambit shall offer to sell such Licensed Compounds to BMS at Ambit’s out-of-pocket cost (but BMS shall be under no obligation to purchase same unless it agrees to do so in writing at such time).

(e) Should Ambit have any inventory of any applicable Licensed Product approved and allocated prior to termination in a Terminated Country, Ambit shall have six (6) months thereafter in which to dispose of such inventory (subject to the payment to BMS of any royalties due hereunder thereon), provided however, that (i) such right shall terminate at such time that BMS or a Third Party has taken over responsibility for the sale of such Licensed Product in such country and (ii) such Licensed Product shall not be sold at a discount to a purchaser that is greater than the average discount provided to such purchaser for the Licensed Product in such country during the 12 month period preceding such termination and, in addition, such sales shall not result in the applicable wholesaler inventory levels for such Licensed Product exceeding the average levels for the 12 month period preceding such termination.

(f) Ambit shall provide to BMS all Ambit Termination Know-How (as defined below) in existence as of the date of such termination, including but not limited to Ambit’s manufacturing processes, techniques and trade secrets for making such Licensed Compounds and Licensed Products and all know-how relating to any composition, formulation, method of use or manufacture of such Licensed Compounds and such Licensed Products, and BMS shall automatically have an exclusive, perpetual, worldwide, transferable, sublicensable right and license under the Ambit Termination Know-How solely for (i) using (including in activities directed at the research and Development of Licensed Compounds), importing, exporting, selling and offering for sale the Licensed

Compounds and Licensed Products in each Terminated Country and (ii) making and having made the Licensed Compounds and Licensed Products anywhere in the Territory solely for importation, exportation, sale and offer for sale in each Terminated Country. Ambit shall, at no charge, provide such training and assistance as is necessary to enable BMS to use the Ambit Termination Know-How to make the Licensed Compounds and Licensed Products in existence as of the date of such termination. For the purposes of the foregoing, “Ambit Termination Know-How” means all processes, techniques and know-how Controlled by Ambit and/or its Affiliates as of the date of termination that are reasonably necessary for the research, manufacture, Development and/or Commercialization of the Licensed Compounds and/or the Licensed Products. Ambit Termination Know-How shall not include information and know-how that is acquired or developed by Ambit after the date of termination.

(g) If Ambit has the capability as of the date of termination for Ambit to commercially manufacture and supply Licensed Compounds and/or Licensed Products, upon request by BMS, Ambit shall supply to BMS Licensed Compounds and/or Licensed Products for use and sale in the Terminated Countries, at a price equal to one hundred fifteen percent (115%) of Ambit’s documented fully-burdened manufacturing cost (determined in accordance with GAAP) for such Licensed Compounds and/or Licensed Products, under terms and conditions as may be mutually agreed between the Parties. In such event, Ambit shall manufacture and supply such Licensed Compounds and/or Licensed Products to BMS until the earlier of (i) such time as BMS assumes responsibility for its own manufacture and supply of such Licensed Compounds and/or Licensed Products for the Terminated Countries, or (ii) twelve (12) months after the date of such termination.

(h) Ambit shall assign (or, if applicable, use its best efforts to cause its Affiliate to assign) to BMS all of Ambit’s (and such Affiliate’s) right, title and interest in and to any registered or unregistered trademark, trademark application, trade name or internet domain name that is specific to a Licensed Product (it being understood that the foregoing shall not include any trademarks or trade names that contain the name “Ambit”) in each Terminated Country.

(i) Ambit shall provide to BMS all data generated during the term of this Agreement relating to the Licensed Compounds and the Licensed Products and assign (or, if applicable, use its best efforts to cause its Affiliate to assign) to BMS all of Ambit’s (and such Affiliate’s) entire right, title and interest in and to all such data in each Terminated Country.

(j) Ambit shall grant to BMS (i) an exclusive license with respect to the applicable Licensed Product for each Terminated Country, with the right to grant sublicenses, under the Ambit Termination Patent Rights (as defined below) Covering Licensed Compounds as a composition of matter, and (ii) a non-exclusive license with respect to each Terminated Country, with the right to grant sublicenses, under all other Ambit Termination Patent Rights, solely for (x) using (including in activities directed at the research and Development of Licensed Compounds), selling, having sold, offering for sale, exporting, and importing the Licensed Compounds and Licensed Products in the Field in each Terminated Country, and (y) making and having made the Licensed Compounds and Licensed Products anywhere in the Territory solely for importation, exportation, sale and offer for sale in the Field in each Terminated Country, which licenses and rights shall be subject to the prosecution and enforcement rights and obligations set forth in Article 10 with the roles of BMS and Ambit switched thereunder. In consideration for the licenses and other rights granted to BMS under this Section 13.4.1(j), BMS will pay to Ambit a […***…] royalty on Net Sales of each particular Licensed Product by BMS, its Affiliates and Sublicensees in a Terminated Country until the expiration of the last to expire patent in such country within the Ambit Termination Patent Rights (including extensions thereof under applicable Laws, including patent term extensions, pediatric exclusivity extensions or supplemental protection certificates or their equivalents in any country) with a Valid Claim Covering as a composition of matter

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the applicable Licensed Compound that is contained in that particular Licensed Product. For clarification, no royalty shall be payable by BMS based on any Ambit Termination Patent Rights that do not Cover the applicable Licensed Compound as a composition of matter, any BMS Patent Rights and/or any Joint Patent Rights. For the purposes of the foregoing, “Ambit Termination Patent Rights” means (i) those patents and patent applications Controlled by Ambit and/or its Affiliates as of the date of termination that are reasonably necessary for the research, manufacture, Development and/or Commercialization of the Licensed Compounds and/or the Licensed Products; (ii) any patent application that claims priority to any of the patents and patent applications included in clause (i) above (including any divisional, continuation, or continuation-in-part patent application), and foreign counterparts thereof (but in each case, only with respect to claims in such application or foreign counterparts thereof that cover subject matter within the scope of the claims in the patents and patent applications included in clause (i) above), and (iii) all patents issuing on any of the foregoing patent applications which are included in clauses (i) and (ii) above, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof (but in each case, only with respect to claims in such patents or foreign counterparts thereof that cover subject matter within the scope of the claims in the patents and patent applications included in clause (i) above).

(k) Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination or expiration.

(l) Each Party shall have the right to retain all amounts previously paid to it by the other Party, subject to any applicable determination of an arbitrator or court pursuant to Section 14.2.

(m) BMS shall indemnify, defend and hold harmless Ambit and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all Losses and Claims arising out of or relating, directly or indirectly, (i) to the research, Development, Commercialization (including, without limitation, promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, manufacture, labeling, handling or storage, or use of, or exposure to, any Licensed Compound or Licensed Product by or for BMS or any of its Affiliates, Sublicensees, agents and/or contractors or (ii) to BMS’ (or its Affiliates’ and/or Sublicensees’) use and practice otherwise of the Ambit Termination Know-How and the Ambit Termination Patent Rights licensed to BMS under this Section 13.4.1, including, without limitation, claims and threatened claims based on (A) product liability, bodily injury, risk of bodily injury, death or property damage, (B) infringement or misappropriation of Third Party patents, copyrights, trademarks or other intellectual property rights, or (C) the failure to comply with applicable Laws related to the matters referred to in the foregoing clauses (i) and (ii) with respect to any Licensed Compound or Licensed Product.

(n) The provisions of Section 12.3 shall be applied to claims for indemnification under Section 13.4.1(m) in the same manner as they apply to Indemnification Claims under Article 12.

(o) BMS shall maintain, commencing no later than initiation of the first clinical trial of a Licensed Product if at the time of such termination there is no Licensed Product subject to such termination in clinical trials or being Commercialized or commencing immediately upon such termination in the event that there is at the time of such termination a Licensed Product subject to such termination in clinical trials or being Commercialized and at all times thereafter during the term of this Agreement, and until the later of (i) six (6) years after termination or expiration of this Agreement or (ii) the date that all statutes of limitation covering claims or suits that may be brought for personal injury based on the sale or use of a Licensed Product have expired in all states in the U.S., comprehensive general liability insurance from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and product liability, and with coverage limits of not less than $10 million per occurrence, and which shall name Ambit as an “additional insured” thereunder. The minimum level of insurance set forth herein shall not be construed to create a limit on BMS’ liability hereunder. Within ten (10) days following written request from Ambit, BMS shall furnish to Ambit a certificate of insurance evidencing such coverage as of the date. BMS shall use commercially reasonable efforts to cause such certificate of insurance, as well as any certificates evidencing new coverages of BMS, to include a provision whereby thirty (30) days’ written notice must be received by Ambit prior to coverage cancellation by either BMS or the insurer and of any new coverage. In the case of a cancellation of such coverage, BMS shall promptly provide Ambit with a new certificate of insurance evidencing that BMS’ coverage meets the requirements in the first sentence of this Section 13.4.1(o). As an alternative to the foregoing, BMS may self-insure against all such risks and provide Ambit, upon request, with reasonable information concerning BMS’ self-insurance program. Such insurance information shall be kept in confidence in the same manner as any other Confidential Information disclosed by BMS to Ambit.

(p) Any rights and obligations contained in any sublicense or the like entered into with any Third Party pursuant to Section 3.1.2 prior to the effective date of such termination shall remain in full force and effect, subject to and to the extent as set forth in Section 2.2(b)(vi).

13.4.2 It is understood and agreed that BMS shall be entitled to specific performance as a remedy to enforce the provisions of this Section 13.4, in addition to any other remedy to which it may be entitled by applicable Law.

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13.6 Effect of Expiration of this Agreement. Upon expiration of this Agreement:

(a) All amounts due or payable to a Party that were accrued, or that arise out of acts or events occurring, prior to the effective date of expiration shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of expiration.

(b) Each Party shall have the right to retain all amounts previously paid to such Party by the other Party.

(c) Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination.

(d) The license with respect to BMS Know-How granted under Section 2.1 shall remain in effect and shall be fully paid up.

13.7 Survival. The following provisions shall survive termination or expiration of this Agreement, as well as any other provision which by its terms or by the context thereof, is intended to survive such termination: Article 1 (as applicable), Section 2.2(b)(vi), Article 5 (with respect to obligations arising prior to expiration or termination of this Agreement), Article 8 (with respect to obligations arising prior to expiration or termination of this Agreement), Section 9.4, Section 9.5, Section 10.1, Section 10.4.4 (with respect to an action, suit or proceeding commenced prior to termination), Section 10.7, Article 11, Article 12 (with respect to Losses and Claims arising from activities and breaches that take place prior to expiration or termination of this Agreement), this Section 13.7, Section

13.8, Article 14 and Article 15. Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, subject to Section 14.2, with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other obligations shall terminate upon expiration of this Agreement.

13.8 Bankruptcy. The Parties agree that in the event a Party becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein. Each Party as a licensee hereunder shall have the rights and elections as specified in Title 11. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11.

ARTICLE 14

DISPUTE RESOLUTION; ARBITRATION

14.1 Resolution by Senior Executives. Other than (i) determinations made by Independent Evaluators and certified accountants as provided in Sections 3.1 and 8.7, respectively; (ii) pursuit of equitable relief as provided in Section 14.2(g); and (iii) a dispute governed by expedited arbitration in accordance with Section 14.3 below, in the event of any dispute between the Parties in connection with this Agreement, the construction hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within ten (10) Business Days, either Party may, by written notice to the other Party, refer the dispute to the Chief Executive Officer of Ambit and the President, Pharmaceutical Research Institute of BMS or other designated officer of BMS for attempted resolution by good faith negotiation within thirty (30) days after such notice is received.

14.2 Arbitration. Other than (i) determinations made by Independent Evaluators and certified accountants, as provided in Sections 3.1 and 8.7, respectively; (ii) pursuit of equitable relief as provided in Section 14.2(g); (iii) disputes regarding the validity, scope or enforceability of intellectual property rights or regarding confidentiality obligations and (iv) expedited arbitration in accordance with Section 14.3 below, if any dispute between the Parties relating to or arising out this Agreement cannot be resolved in accordance with Section 14.1, either Party may submit such dispute for resolution through binding arbitration as follows:

(a) A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such thirty (30) day period, the arbitrator shall be selected by the New York, NY office of the American Arbitration Association (the “AAA”) or, if such office does not exist or is unable to make a selection, by the office of the AAA nearest to New York City. The arbitrator for any disputed breach under Section 13.2.5 related to an alleged failure to use Commercially Reasonable Efforts as described in Section 13.2.3 shall be an individual with experience and expertise in the worldwide Development and Commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto. Otherwise, the arbitrator shall be a lawyer knowledgeable and experienced in the applicable Laws concerning the subject matter of the dispute. In any case the arbitrator shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party, or otherwise have any current or previous relationship with either Party or their respective Affiliates. The governing law in Section 15.7 shall govern any such proceedings. The language of the arbitration shall be English.

(b) Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue.

(c) The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to Section 14.2(b), for the presentation of evidence and legal argument concerning each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA applicable at the time of the notice of arbitration pursuant to Section 14.2(a); provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence in such hearing.

(d) The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 14.2(c). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties except to the extent that the Commercial Arbitration Rules of the AAA provide otherwise. Nothing contained herein shall be construed to permit the arbitrator to award punitive, exemplary or any similar damages.

(e) The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties in a proportion determined by the arbitrator.

(f) Any arbitration pursuant to this Section 14.2 shall be conducted in Denver, Colorado. Any arbitration award may be entered in and enforced by a court in accordance with Section 15.8.

(g) Notwithstanding anything in this Article 14, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction pursuant to Section 15.8 that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration, including any breach or threatened breach of Section 11.1 or 13.4.

14.3 Expedited Arbitration. The Parties agree that it is important to be able to clarify any disputes regarding Section 2.2 or Article 3 quickly. Accordingly, if:

(i) BMS disputes Ambit’s right to enter into a License agreement based on (A) Ambit’s compliance with Article 3 or (B) whether a License agreement complies with Section 2.2; and such dispute is not expressly made subject to resolution by the Independent Evaluator by the terms of Section 3.1;

(ii) there is an alleged breach of Article 3 by either Party;

(iii) a Party alleges that the other Party has failed to act in good faith with respect to its performance under Article 3; or

(iv) either Party disputes the finding of the Independent Evaluator pursuant to Section 3.1.2, provided that such Party holds a good faith belief that the other Party acted in bad faith or engaged in willful misconduct in the independent evaluation process or that the Independent Evaluator did not act in good faith, breached a fiduciary duty or engaged in willful misconduct;

then the Parties shall resolve such dispute in accordance with this Section 14.3.

Arbitration under this Section 14.3 shall be conducted in the same manner and subject to the same terms and conditions as arbitration under Section 14.2, provided that:

(a) the Parties shall designate in writing a single arbitrator within fifteen (15) days of written notice of the dispute;

(b) the arbitrator and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue within fifteen (15) days after the designation of the arbitrator;

(c) the arbitrator shall use his or her best efforts to rule on each disputed issue within fifteen (15) days after completion of the hearing described in Section 14.2(c);

(d) the arbitrator shall select one of the requested positions as his decision, and shall not have the authority to render any substantive decision other than to so select the position of either BMS or Ambit; and

(e) the Parties shall use good faith efforts to complete arbitration under this Section 14.3 within sixty (60) days following a request by any Party for such arbitration.

14.4 In an arbitration procedure under Section 14.3, in the event that the arbitrator determines that BMS has failed to act in good faith with respect to its performance under Section 3.1, the following shall apply: (a) the provisions of Section 3.1 shall terminate and (b) all other provisions of this Agreement shall remain in full force and effect. For purposes of clarity, the foregoing shall be in addition to and shall in no way limit any ruling of the arbitrator in accordance with Section 14.3.

ARTICLE 15

MISCELLANEOUS

15.1 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.2 Notices. Any notice required or permitted to be given by this Agreement shall be in writing and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by first class, registered or certified mail addressed as set forth below unless changed by notice so given:

If to Ambit:	Ambit Biosciences Corporation
4215 Sorrento Valley Boulevard
San Diego, California 92121
Attention: Stephen Keane, Senior Vice President, Corporate Development

Telephone: 858-334-2147
Facsimile: 858-334-2198
With a copy to:
Ambit Biosciences Corporation
4215 Sorrento Valley Boulevard
San Diego, California 92121
Attention: Kerry Kelly, Vice President, General Counsel
Telephone: 858-334-2153
Facsimile: 858-334-2198

If to BMS:
Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 & Province Line Road
Princeton, New Jersey 08543-4000
Attention: Vice President, External Science, Technology and Licensing

With a copy to:
Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 & Province Line Road
Princeton, New Jersey 08543-4000
Attention: Vice President and Senior Counsel, Corporate and Business Development

Any such notice shall be deemed given on the date received. A Party may add, delete, or change the person or address to whom notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 15.2.

15.3 Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, terrorism, civil unrest or intervention of any governmental authority (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

15.4 Assignment.

15.4.1 BMS may, without Ambit’s consent, assign or transfer all of its rights and obligations hereunder, in connection with any transfer of all of the BMS Patent Rights and BMS Know-How, to any Affiliate of BMS or to any Third Party (including, without limitation, a successor in interest); provided, however, that such assignee or transferee agrees in a writing provided to Ambit to be bound by the terms of this Agreement.

15.4.2 Upon thirty (30) days advance written notice to BMS and subject to BMS’ approval, such approval not to be unreasonably withheld, delayed or conditioned, Ambit may assign or transfer all of its rights and obligations hereunder to any Third Party, provided however, that, (i) Ambit’s rights and obligations under this Agreement shall be assumed by the Third Party assignee, (ii) such assignment includes, without limitation, all Approvals and all rights and obligations under this Agreement, (iii) such Third Party shall have agreed prior to such assignment or transfer to be bound by the terms of this Agreement in a writing provided to BMS, and (iv) Ambit remains responsible for the performance of this Agreement.

15.4.3 Notwithstanding the provisions of Section 15.4.2 above, Ambit may assign or transfer all of its rights and obligations hereunder without such consent to an Affiliate of Ambit or to a successor in interest by reason of merger, consolidation or sale of all or substantially all of the assets of Ambit, provided however, that (i) Ambit’s rights and obligations under this Agreement shall be assumed by its successor in interest and shall not be transferred separate from all or substantially all of its other pharmaceutical related business assets (as distinct from Ambit’s contract profiling services business), (ii) such assignment includes, without limitation, all Approvals and all rights and obligations under this Agreement, (iii) such successor in interest or Affiliate shall have agreed prior to such assignment or transfer to be bound by the terms of this Agreement in a writing provided to BMS, and (iv) where this Agreement is assigned or transferred to an Affiliate, Ambit remains responsible for the performance of this Agreement.

15.4.4 Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties’ successors and assigns. Any assignment or transfer in violation of the foregoing shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

15.5 Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

15.6 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.

15.7 Choice of Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions.

15.8 Jurisdiction.

15.8.1 Any suit, action or other proceeding relating to a dispute regarding the validity, scope or enforceability of intellectual property rights or regarding confidentiality obligations shall not be subject to the provisions of this Section 15.8.1 and Section 15.8.2. Unless the Parties otherwise agree in writing, each Party, for the purpose of enforcing an award under Section 14.2 or for seeking injunctive or other equitable relief as permitted under Section 14.2(g), hereby irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County or the Supreme Court or Chancery Court of the State of Delaware (each a “State Court”), and (ii) the United States District

Court for the Southern District of New York or the U.S. District Court for the District of Delaware (each a “District Court”), for the purposes of any suit, action or other proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding either in a District Court or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in a State Court.

Each party further agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the applicable District Court or State Court with respect to any matters to which it has submitted to jurisdiction in this Section. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the applicable District Court or State Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.8.2 Each Party hereto hereby waives to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each Party hereto (i) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Party hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 15.8.

15.9 Publicity. Ambit shall have the right to issue a press release, and BMS will have the right to make a separate public disclosure, regarding the execution of this Agreement, the License and Profiling Services Agreement and the Amended and Restated License Agreement in substantially the form of the press release attached to the License and Profiling Services Agreement. Each Party agrees not to issue any other press release or public statement disclosing the existence of this Agreement or any other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, provided, however, that any disclosure which is required by applicable Laws or the rules of a securities exchange, as reasonably advised by the disclosing Party’s counsel, may be made subject to the following. The Parties agree that any such required disclosure will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by applicable Laws, the Parties will use appropriate diligent efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any such announcement at least five (5) business days prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by applicable Laws, the Party whose announcement has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure. The contents of any announcement or similar publicity which has been reviewed and approved by the reviewing Party, including the press release attached to the Collaboration and Profiling Services Agreement, can be re-released by either Party without a requirement for re-approval. Nothing in this Section 15.9 shall be construed to prohibit Ambit or its Affiliates or Sublicensees from making a public announcement or disclosure regarding the stage of development of Licensed Products in Ambit’s (or its Affiliates’ or Sublicensees’) product pipeline or disclosing clinical trial results regarding such License Products, or as may be required by applicable Laws or the rules of a securities exchange as reasonably advised by Ambit’s (or its Affiliates’ or Sublicensees’) counsel.

15.10 Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute BMS and Ambit as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

15.11 Headings. Headings and captions are for convenience only and are not be used in the interpretation of this Agreement.

15.12 Entire Agreement. This Agreement (including all Appendices attached hereto, which are incorporated herein by reference), together with the License and Profiling Services Agreement and the Amended and Restated License Agreement (i) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto, (ii) constitutes and contains the complete, final and exclusive understanding and agreement of the Parties with respect to the subject matter herein and (iii) cancels, supersedes and terminates all prior agreements and understanding between the Parties with respect to the subject matter hereof. For the avoidance of doubt, the confidentiality agreement entered into by BMS and Ambit on […***…] (the “Confidentiality Agreement”) shall remain in effect with respect to all Confidential Information (as that term is defined in the Confidentiality Agreement) disclosed by the Parties that does not pertain to the subject matter of this Agreement. All Confidential Information (as that term is defined in the Confidentiality Agreement) pertaining to the subject matter of this Agreement disclosed to BMS by Ambit under the Confidentiality Agreement shall be considered Confidential Information (as that term is defined in this Agreement) of Ambit disclosed under this Agreement and shall be subject to the terms and conditions of this Agreement; and all Confidential Information (as that term is defined in the Confidentiality Agreement) pertaining to the subject matter of this Agreement disclosed to Ambit by BMS under the Confidentiality Agreement shall be considered Confidential Information (as that term is defined in this Agreement) of BMS disclosed under this Agreement and shall be subject to the terms and conditions of this Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, whether oral or written, between the Parties other than as set forth herein, or in the License and Profiling Services Agreement and the Amended and Restated License Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. For clarification, the Collaboration and Profiling Services Agreement entered into December 9, 2005 between the Parties remains in full force and effect and is not amended or modified by, or subject to, this Agreement.

15.13 Counterparts. This Agreement may be executed in counter-parts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

15.14 Nonsolicitation. During the […***…] period following the Effective Date, each Party agrees that neither it nor any of its Affiliates shall knowingly recruit, solicit or induce, directly or indirectly, any employee of the other Party or any of its Affiliates directly involved in the research or Development activities with respect to Licensed Compounds to terminate his or her employment with the other Party or such Affiliate and become employed by or consult for such Party or any of its Affiliates. For purposes of the foregoing, “recruit”, “solicit” or “induce” shall not be deemed to mean (i) circumstances where an employee of a Party or any of its Affiliates initiates contact with the other Party or any of its Affiliates with regard to possible employment, or (ii) general solicitations of employment not

***Confidential Treatment Requested

specifically targeted at employees of the other Party or any of its Affiliates, including responses to general advertisements.

15.15 Exports. Ambit agrees not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control Laws.

15.16 Interpretation.

15.16.1 Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

15.16.2 The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context.

15.16.3 Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any person shall be construed to include the person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, shall be construed to refer to Articles, Sections (including any sub-Sections as applicable) and Appendices of this Agreement.

* * *

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers.

AMBIT BIOSCIENCES CORPORATION

By:	/s/ Scott Salka
(Signature)

Name:	Scott Salka

Title:

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Graham R. Brazier
(Signature)

Name:	Graham R. Brazier

Title:	Vice President & Head of Business
Development

Appendix 1

Part I

BMS Core Patent Rights

DOCKET NO	COUNTRY	STATUS	FILING DATE	FILING NUMBER	GRANT DATE	GRANT NUMBER
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

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Part II

BMS Other Patent Rights

DOCKET NO	COUNTRY	STATUS	FILING DATE	FILING NUMBER	GRANT DATE	GRANT NUMBER
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

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Appendix 2

Outline of Development Plan as of Effective Date

[…***…]

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